Form 10-K, Exhibit 13
period 1999-12-31
CT COMMUNICATIONS INC /NC
filed 2000-03-28
CIK 23259

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                 Consolidated Financial Statements and Schedules

                        December 31, 1999, 1998 and 1997

                   (With Independent Auditors' Report Thereon)

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                     Consolidated Financial Statements Index

                        December 31, 1999, 1998 and 1997


(1)    Consolidated Financial Statements

       The following financial statements, together with independent auditors' report thereon, are included:

       o      Independent Auditors' Report                                                 F - 2

       o      Consolidated balance sheets as of December 31, 1999 and 1998            F - 3 and F - 4

       o      Consolidated statements of income for the years ended
              December 31, 1999, 1998, and 1997                                            F - 5

       o      Consolidated statements of comprehensive income for the years
              ended December 31, 1999, 1998 and 1997                                        F-6

       o      Consolidated statements of stockholders' equity for the years ended
              December 31, 1999, 1998, and 1997                                       F - 7 and F - 8

       o      Consolidated statements of cash flows for the years ended
              December 31, 1999, 1998, and 1997                                            F - 9

       o      Notes to consolidated financial statements for the years ended
              December 31, 1999, 1998, and 1997                                      F - 10 to F - 35

(2)    Consolidated Financial Statement Schedules

       The following financial statement schedule is included:

       o      Schedule II - Valuation and Qualifying Accounts            F - 36

       Other schedules are omitted because the required information is included in the financial statements or is not applicable.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
CT Communications, Inc.:


We have audited the consolidated financial statements of CT Communications, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of these consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CT Communications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                                           /s/ KPMG LLP

Charlotte, North Carolina
February 25, 2000

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 1999 and 1998


                                 Assets                            1999                 1998
                                                              -------------         -------------

Current assets:
    Cash and cash equivalents                                 $   1,561,778             2,924,568
    Accounts receivable, net of allowance for doubtful
      accounts of $107,500 in 1999 and 1998                      14,859,359            12,210,952
    Notes receivable                                              1,513,500             1,513,500
    Other accounts receivable                                     2,260,038             1,067,163
    Materials and supplies                                        2,551,724             2,331,957
    Deferred income taxes                                           154,669             1,051,855
    Prepaid expenses and other assets                             1,107,238             1,583,232
                                                              -------------         -------------

             Total current assets                                24,008,306            22,683,227
                                                              -------------         -------------

Investment securities                                            81,950,045            24,666,211
Investments in affiliates                                        31,683,635            29,789,794

Property and equipment:
      Land, buildings, and general equipment                     38,873,719            35,676,763
      Central office equipment                                   83,054,096            70,787,607
      Poles, wires, cables and conduit                           95,335,716            87,587,101
      Construction in progress                                    2,426,293               449,946
                                                              -------------         -------------
                                                                219,689,824           194,501,417
      Less accumulated depreciation                            (105,514,615)          (94,329,834)
                                                              -------------         -------------

             Net property and equipment                         114,175,209           100,171,583
                                                              -------------         -------------

Intangibles, net                                                  5,878,015             6,323,543


                                                              $ 257,695,210           183,634,358
                                                              =============         =============

    See accompanying notes to consolidated financial statements.

                                                                      1999                  1998
                                                                  -------------         -------------
         Liabilities and Stockholders' Equity

Current Liabilities:
  Redeemable preferred stock                                      $      12,500                12,500
  Accounts payable                                                    6,955,346             8,597,391
  Customer deposits and advance billings                              2,094,334             1,892,506
  Accrued payroll                                                     2,450,067             2,584,993
  Income taxes payable                                                1,019,221               400,736
  Accrued pension cost                                                1,020,639             1,411,430
  Other accrued liabilities                                           2,321,594             1,795,533
                                                                  -------------         -------------
           Total current liabilities                                 15,873,701            16,695,089
                                                                  -------------         -------------

Long-term debt                                                       20,000,000            20,000,000
                                                                  -------------         -------------

Deferred credits and other liabilities:
  Deferred income taxes                                              34,507,475            14,688,095
  Investment tax credits                                                689,310               804,195
  Postretirement benefits other than pension                         10,551,111            10,549,204
  Other                                                                 795,011             1,189,587
                                                                  -------------         -------------
                                                                     46,542,907            27,231,081
                                                                  -------------         -------------

Redeemable preferred stock: 4.8% series; authorized 5,000
  shares; issued and outstanding 1,125 and 1,250 shares in
  1999 and 1998, respectively                                           112,500               125,000
                                                                  -------------         -------------

           Total liabilities                                         82,529,108            64,051,170
                                                                  -------------         -------------

Minority interest                                                            --                    --

Stockholders' equity:
  Preferred stock not subject to mandatory redemption:
    5% series, $100 par value; 3,356 and 3,440 shares
      outstanding in 1999 and 1998, respectively                        335,600               344,000
    4.5% series, $100 par value; 614 and 628 shares
      outstanding in 1999 and 1998, respectively                         61,400                62,800
  Common stock:
    9,380,465 and 9,300,769 shares outstanding in
      1999 and 1998, respectively                                    38,584,516            35,748,327
  Other capital                                                         298,083               298,083
  Deferred compensation                                              (1,074,726)             (697,338)
  Other accumulated comprehensive income                             48,059,889            13,100,748
  Retained earnings                                                  88,901,340            70,726,568
                                                                  -------------         -------------
           Total stockholders' equity                               175,166,102           119,583,188

Contingency                                                                  --                    --
                                                                  -------------         -------------

                                                                  $ 257,695,210           183,634,358
                                                                  =============         =============

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 1999, 1998, and 1997


                                                           1999                  1998                   1997
                                                       -------------         -------------         -------------

Operating revenues                                     $ 105,591,594            91,725,394            78,483,514
Operating expenses                                        83,223,191            70,272,414            58,390,372
                                                       -------------         -------------         -------------

        Net operating revenues                            22,368,403            21,452,980            20,093,142
                                                       -------------         -------------         -------------

Other income (expenses):
    Equity in income of affiliates, net                    1,149,234               431,088               130,637
    Interest, dividend income and gain on sale
      of investments                                      17,823,337             1,916,446               261,459
    Other expenses, principally interest                  (2,575,048)           (1,491,635)             (985,275)
                                                       -------------         -------------         -------------

        Total other income (expenses)                     16,397,523               855,899              (593,179)
                                                       -------------         -------------         -------------

        Income before income taxes and
          extraordinary item                              38,765,926            22,308,879            19,499,963

Income taxes                                              15,697,657             8,926,469             7,898,159
                                                       -------------         -------------         -------------

        Net income before extraordinary item              23,068,269            13,382,410            11,601,804

Extraordinary item - discontinuance of SFAS 71,
    net of income taxes of $1,493,312                             --                    --             2,239,045
                                                       -------------         -------------         -------------

        Net income after extraordinary item               23,068,269            13,382,410            13,840,849

Dividends on preferred stock                                  26,210                28,457                73,073
                                                       -------------         -------------         -------------

Earnings for common stock                              $  23,042,059            13,353,953            13,767,776
                                                       =============         =============         =============

Basic earnings per common share:
    Earnings before extraordinary item                 $        2.46                  1.45                  1.27
                                                       =============         =============         =============
    Extraordinary item                                 $          --                    --                  0.25
                                                       =============         =============         =============
    Earnings per common share                          $        2.46                  1.45                  1.52
                                                       =============         =============         =============

Diluted earnings per common share:
    Earnings before extraordinary item                 $        2.44                  1.44                  1.26
                                                       =============         =============         =============
    Extraordinary item                                 $          --                    --                  0.25
                                                       =============         =============         =============
    Earnings per common share                          $        2.44                  1.44                  1.51
                                                       =============         =============         =============

Basic weighted average shares outstanding                  9,352,943             9,227,016             9,076,211
                                                       =============         =============         =============

Diluted weighted average shares outstanding                9,425,925             9,276,504             9,111,439
                                                       =============         =============         =============

See accompanying notes to consolidated financial statements

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                 Consolidated Statements of Comprehensive Income

                  Years ended December 31, 1999, 1998, and 1997


                                                        1999          1998           1997
                                                    ------------   ------------   ------------

Net income after extraordinary item                 $ 23,068,269     13,382,410     13,840,849

Other comprehensive income, net of tax
    Unrealized holding gains on
       available-for-sale securities                  45,097,588      6,931,305      5,974,024

    Less reclassification adjustment, net of
       tax, for gains realized in net income         (10,138,447)            --             --
                                                    ------------   ------------   ------------

Comprehensive income                                $ 58,027,410     20,313,715     19,814,873
                                                    ============   ============   ============


See accompanying notes to consolidated financial statements.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                  Years ended December 31, 1999, 1998 and 1997


                                              5% Series      4.5% Series       Discount
                                              Preferred       Preferred         of 5%          Common            Other
                                                Stock           Stock         Preferred        Stock            Capital
                                             -----------     -----------     -----------     -----------     -----------

Balances at December 31, 1996                $ 1,508,700         200,000         (16,059)     27,398,214         298,083
                                             -----------     -----------     -----------     -----------     -----------
Net income                                            --              --              --              --              --
Issuance of 52,028 shares of
  Common Stock                                        --              --              --       1,412,339              --
Issuance of 1,048 shares for exercise
  of stock options                                    --              --              --          74,279              --
Repurchases of shares:
  11,456 shares of 5% Preferred Stock         (1,145,600)             --          16,059         362,039              --
  782 shares of 4.5% Preferred Stock                  --         (78,200)             --          46,920              --
  9,090 shares of Common Stock                        --              --              --        (253,046)             --
Dividends declared:
  5% Preferred Stock                                  --              --              --              --              --
  4.8% Preferred Stock                                --              --              --              --              --
  4.5% Preferred Stock                                --              --              --              --              --
  Common Stock                                        --              --              --              --              --
Other comprehensive income                            --              --              --              --              --
Unearned compensation related to the
  granting of 27,476 shares of restricted
  Common Stock, net of $140,931
  earned during the year                              --              --              --              --              --
                                             -----------     -----------     -----------     -----------     -----------
Balances at December 31, 1997                    363,100         121,800              --      29,040,745         298,083
                                             -----------     -----------     -----------     -----------     -----------

                                                               Other                           Total
                                               Unearned     Comprehensive     Retained      Stockholders'
                                             Compensation      Income         Earnings         Equity
                                             -----------     -----------    -----------     -----------

Balances at December 31, 1996                   (188,055)        195,419     52,260,013      81,656,315
                                             -----------     -----------    -----------     -----------
Net income                                            --              --     13,840,849      13,840,849
Issuance of 52,028 shares of
  Common Stock                                        --              --             --       1,412,339
Issuance of 1,048 shares for exercise
  of stock options                                    --              --             --          74,279
Repurchases of shares:
  11,456 shares of 5% Preferred Stock                 --              --             --        (767,502)
  782 shares of 4.5% Preferred Stock                  --              --             --         (31,280)
  9,090 shares of Common Stock                        --              --             --        (253,046)
Dividends declared:
  5% Preferred Stock                                  --              --        (56,298)        (56,298)
  4.8% Preferred Stock                                --              --         (7,775)         (7,775)
  4.5% Preferred Stock                                --              --         (9,000)         (9,000)
  Common Stock                                        --              --     (4,234,604)     (4,234,604)
Other comprehensive income                            --       5,974,024             --       5,974,024
Unearned compensation related to the
  granting of 27,476 shares of restricted
  Common Stock, net of $140,931
  earned during the year                        (629,848)             --             --        (629,848)
                                             -----------     -----------    -----------     -----------
Balances at December 31, 1997                   (817,903)      6,169,443     61,793,185      96,968,453
                                             -----------     -----------    -----------     -----------

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                  Years ended December 31, 1999, 1998 and 1997

                                               5% Series       4.5% Series       Discount
                                               Preferred        Preferred          of 5%          Common            Other
                                                 Stock            Stock          Preferred         Stock           Capital
                                              ------------     ------------     ------------    ------------     ------------
Net income                                    $         --               --               --              --               --
Issuance of 219,818 shares of Common Stock              --               --               --       6,559,335               --
Issuance of 11,114 shares for exercise
  of stock options                                      --               --               --         425,619               --
Repurchases of shares:
  191 shares of 5% Preferred Stock                 (19,100)              --               --           3,079               --
  590 shares of 4.5% Preferred Stock                    --          (59,000)              --          27,824               --
  9,570 shares of Common Stock                          --               --               --        (308,275)              --
Dividends declared:
  5% Preferred Stock                                    --               --               --              --               --
  4.8% Preferred Stock                                  --               --               --              --               --
  4.5% Preferred Stock                                  --               --               --              --               --
  Common Stock                                          --               --               --              --               --
Other comprehensive income                              --               --               --              --               --
Unearned compensation related to the
  granting of 8,084 shares of restricted
  Common Stock, net of $385,316
  earned during the year                                --               --               --              --               --
                                              ------------     ------------     ------------    ------------     ------------

Balances at December 31, 1998                 $    344,000           62,800               --      35,748,327          298,083
                                              ------------     ------------     ------------    ------------     ------------

Net income                                              --               --               --              --               --
Issuance of 55,185 shares of Common Stock               --               --               --       2,157,170               --
Issuance of 25,228 shares for exercise
  of stock options                                      --               --               --         411,888               --
Repurchases of shares:
  84 shares of 5% Preferred Stock                   (8,400)              --               --           2,772               --
  14 shares of 4.5% Preferred Stock                     --           (1,400)              --             560               --
  717 shares of Common Stock                            --               --               --         (40,308)              --
Dividends declared:
  5% Preferred Stock                                    --               --               --              --               --
  4.8% Preferred Stock                                  --               --               --              --               --
  4.5% Preferred Stock                                  --               --               --              --               --
  Common Stock                                          --               --               --              --               --
Tax benefit from exercise of stock options              --               --               --         304,107               --
Other comprehensive income                              --               --               --              --               --
Unearned compensation related to the
  granting of 24,218 shares of restricted
  Common Stock, net of $607,247
  earned during the year                                --               --               --              --               --
                                              ------------     ------------     ------------    ------------     ------------

Balances at December 31, 1999                 $    335,600           61,400               --      38,584,516          298,083
                                              ============     ============     ============    ============     ============

                                                                  Other                             Total
                                                Unearned      Comprehensive      Retained       Stockholders'
                                              Compensation        Income         Earnings          Equity
                                              ------------     ------------    ------------     ------------

Net income                                              --               --      13,382,410       13,382,410
Issuance of 219,818 shares of Common Stock              --               --              --        6,559,335
Issuance of 11,114 shares for exercise
  of stock options                                      --               --              --          425,619
Repurchases of shares:
  191 shares of 5% Preferred Stock                      --               --              --          (16,021)
  590 shares of 4.5% Preferred Stock                    --               --              --          (31,176)
  9,570 shares of Common Stock                          --               --              --         (308,275)
Dividends declared:
  5% Preferred Stock                                    --               --         (19,398)         (19,398)
  4.8% Preferred Stock                                  --               --          (5,382)          (5,382)
  4.5% Preferred Stock                                  --               --          (3,677)          (3,677)
  Common Stock                                          --               --      (4,420,570)      (4,420,570)
Other comprehensive income                              --        6,931,305              --        6,931,305
Unearned compensation related to the
  granting of 8,084 shares of restricted
  Common Stock, net of $385,316
  earned during the year                           120,565               --              --          120,565
                                              ------------     ------------    ------------     ------------

Balances at December 31, 1998                     (697,338)      13,100,748      70,726,568      119,583,188
                                              ------------     ------------    ------------     ------------

Net income                                              --               --      23,068,269       23,068,269
Issuance of 55,185 shares of Common Stock               --               --              --        2,157,170
Issuance of 25,228 shares for exercise
  of stock options                                      --               --              --          411,888
Repurchases of shares:
  84 shares of 5% Preferred Stock                       --               --              --           (5,628)
  14 shares of 4.5% Preferred Stock                     --               --              --             (840)
  717 shares of Common Stock                            --               --              --          (40,308)
Dividends declared:
  5% Preferred Stock                                    --               --         (16,843)         (16,843)
  4.8% Preferred Stock                                  --               --          (6,575)          (6,575)
  4.5% Preferred Stock                                  --               --          (2,792)          (2,792)
  Common Stock                                          --               --      (4,867,287)      (4,867,287)
Tax benefit from exercise of stock options              --               --              --          304,107
Other comprehensive income                              --       34,959,141              --       34,959,141
Unearned compensation related to the
  granting of 24,218 shares of restricted
  Common Stock, net of $607,247
  earned during the year                          (377,388)              --              --         (377,388)
                                              ------------     ------------    ------------     ------------

Balances at December 31, 1999                   (1,074,726)      48,059,889      88,901,340      175,166,102
                                              ============     ============    ============     ============

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1999, 1998, and 1997


                                                                           1999               1998                1997
                                                                       ------------       ------------       ------------
Cash flows from operating activities:
    Net income                                                         $ 23,068,269         13,382,410         13,840,849
    Adjustments to reconcile net income to
       net cash provided by operating activities:
      Extraordinary item                                                         --                 --         (2,239,045)
      Depreciation and amortization                                      15,124,263         12,840,561          9,612,085
      Postretirement benefits                                                 1,907            523,076            603,555
      Loss (gain) on sale of investment securities                      (15,806,746)        (1,113,546)            23,667
      Undistributed income of affiliates                                 (1,149,234)          (431,088)          (130,637)
      Deferred income taxes and tax credits                               1,446,326          4,138,338           (589,093)
      Changes in operating assets and liabilities, net of effects of acquisitions in 1998:
           Accounts and notes receivable                                 (3,715,640)        (4,306,651)        (1,228,185)
           Materials and supplies                                          (219,767)           364,475            163,682
           Other current assets                                             313,167           (402,502)          (473,480)
           Accounts payable                                              (1,642,045)        (1,519,073)        (1,565,023)
           Customer deposits and advance billings                           201,828             83,531            319,722
           Accrued liabilities                                             (148,487)           703,974          1,878,013
           Refundable income taxes                                               --                 --             14,736
           Income taxes payable                                             618,485           (592,014)           992,750
                                                                       ------------       ------------       ------------
              Net cash provided by operating activities                  18,092,326         23,671,491         21,223,596
                                                                       ------------       ------------       ------------

Cash flows from investing activities:
    Capital expenditures, net                                           (27,584,002)       (24,789,296)       (21,573,658)
    Purchases of investments in affiliates                               (5,331,115)        (4,375,949)       (11,148,674)
    Purchases of investment securities                                  (11,883,346)          (100,919)          (356,268)
    Proceeds from sale of investment securities                          25,949,049          1,806,648          2,783,299
    Partnership capital distribution                                      3,442,882          3,609,252          4,229,675
    Notes receivable collections, net                                            --           (503,000)        (1,810,500)
    Acquisition of business                                                (255,000)                --                 --
                                                                       ------------       ------------       ------------
              Net cash used in investing activities                     (15,661,532)       (24,353,264)       (27,876,126)
                                                                       ------------       ------------       ------------

Cash flows from financing activities:
    Repayment of long-term debt                                                  --        (21,281,889)        (2,215,000)
    Proceeds from new debt                                                       --         29,422,889         10,000,000
    Redemption of preferred stock                                           (12,500)           (12,500)           (12,500)
    Dividends paid                                                       (4,893,497)        (4,449,027)        (4,307,677)
    Repurchases of common and preferred stock                               (46,776)          (385,863)        (1,067,468)
    Proceeds from common stock issuances                                  1,159,189            312,731            643,600
    Minority interest                                                            --                 --          1,360,998
    Other                                                                        --                 --             87,879
                                                                       ------------       ------------       ------------
              Net cash provided by (used in) financing activities        (3,793,584)         3,606,341          4,489,832
                                                                       ------------       ------------       ------------

Net (decrease) increase in cash and cash equivalents                     (1,362,790)         2,924,568         (2,162,698)

Cash and cash equivalents - beginning of year                             2,924,568                 --          2,162,698
                                                                       ------------       ------------       ------------
Cash and cash equivalents - end of year                                $  1,561,778          2,924,568                 --
                                                                       ============       ============       ============
Supplemental cash flow information:
    Cash paid for income taxes                                         $ 13,545,442       $  4,827,202       $  7,912,449
    Cash paid for interest                                             $  1,100,899       $  1,093,473       $    390,735

See accompanying notes to consolidated financial statements.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997


(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    PRINCIPLES OF CONSOLIDATION AND ORGANIZATION

              These consolidated financial statements include the accounts of CT Communications, Inc. (the Company), a holding company, and its wholly-owned subsidiaries, The Concord Telephone Company ("CTC"), CTC Long Distance Services, Inc. ("CTC LDS"), CT Cellular, Inc., Carolina Personal Communications, Inc. (dba "CTC Wireless"), CT Wireless Cable, Inc., CTC Exchange Services, Inc., CT Global Telecommunications, Inc. ("CTGT"), CT Communications Northeast Trust, CT Communications Northeast, Inc., CTC Internet Services, Inc., and CT Communications Northeast Wireless Trust. All significant intercompany accounts and transactions have been eliminated in consolidation.

              CT Communications, Inc. and subsidiaries operate entirely in the communications industry. CTC, the Company's principal subsidiary, provides local telephone service as well as telephone and equipment rental to customers who are primarily residents of Cabarrus, Stanly and Rowan counties in North Carolina. The Company also provides long distance service via CTC LDS. CT Cellular owns and accounts for investments in a limited partnership which provides cellular mobile telephone services to various counties in North and South Carolina. CTC Wireless accounts for the retail operations and services provided in relation to personal communications services, a new wireless telecommunications system which includes voice, data interface and paging. CT wireless Cable accounts for an investment in Wireless One of North Carolina, LLC, which participates in the wireless cable television market in North Carolina. CTC Exchange Services was formed to provide competitive local telephone service in North Carolina. CTGT was formed to build telecommunications networks outside of the United States. CT Communications Northeast Trust and CT Communications Northeast, Inc. were formed in 1998 to hold the Company's investment securities and investments in affiliates. CTC Internet Services, Inc., which was established in 1998 as a result of the Company's acquisition of G.A. Technologies, doing business as Vnet (note 5), was formed to provide internet services to customers in North Carolina. CT Communications Northeast Wireless Trust was formed in 1999 to hold the Company's investment in CT Wireless Cable, Inc.

              Effective April 1, 1997, the Company discontinued application of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." See
              note 14 for further discussion of the impacts of discontinuance of SFAS No. 71.

       (b)    RECLASSIFICATIONS

              In certain instances, amounts previously reported in the 1998 and 1997 consolidated financial statements have been reclassified to conform with the 1999 consolidated financial statement presentation. Such reclassifications have no effect on net income or retained earnings as previously reported.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

       (c)    PROPERTY AND EQUIPMENT

              Property and equipment is stated at original cost and includes certain indirect costs consisting of payroll taxes, pension and other fringe benefits, administrative, and general cost.

              Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets. Prior to the Company's discontinued applications of SFAS No. 71 on April 1, 1997 (see note 14), depreciation on telephone plant in service was provided on a straight-line basis using composite rates acceptable to the regulatory authorities.

              Maintenance, repairs, and minor renewals are primarily charged to maintenance expense accounts. Additions, renewals, and betterments are charged to telephone plant accounts. The original cost of depreciable property retired is removed from telephone plant accounts and charged to accumulated depreciation, which is credited with the salvage less removal cost. Under this method, no profit or loss is calculated on ordinary retirements of depreciable property.

       (d)    INVESTMENT SECURITIES

              Investment securities at December 31, 1999 and 1998 consist of state, county and municipal debt securities, and corporate equity securities. The Company classifies its debt and equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

              Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

              A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

              At December 31, 1999 and 1998, all securities are classified as available-for-sale securities.

       (e)    INVESTMENTS IN AFFILIATED COMPANIES

              The Company has interests in several partnerships and corporations which operate in the communications industry. Investments in affiliates over which the Company has the ability to exercise significant influence are accounted for by the equity method.

       (f)    MATERIALS AND SUPPLIES

              Materials and supplies are valued principally at the lower of average cost (first-in, first-out method) or market.

       (g)    INCOME TAXES

              Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

              Investment tax credits related to telephone plant have been deferred and amortized as a reduction of federal income tax expense over the estimated useful lives of the assets giving rise to the credits. Unamortized deferred investment tax credits are recognized as temporary differences.

       (h)    REVENUE RECOGNITION

              Local and toll service and access charges are recognized when earned regardless of the period in which they are billed.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

       (i)    INTANGIBLES

              Intangibles consist primarily of goodwill representing the excess of the purchase price of Catawba Valley Internet, Vnet and tarheel.net (note 5) over the fair value of the net assets acquired. Goodwill is amortized using the straight line method over 10 to 15 years. Amortization expense for the years ended December 31, 1999 and 1998 amounted to $679,340 and $432,359, respectively Accumulated amortization at December 31, 1999 and 1998 was $1,113,029 and $433,689, respectively.

       (j)    CASH EQUIVALENTS

              For purposes of the statement of cash flows, the Company considers all short-term investments with original maturities at the date of purchase of three months or less to be cash equivalents.

       (k)    USE OF ESTIMATES

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (l)    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE
              DISPOSED OF

              The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

       (m)    STOCK OPTION PLANS

              Statement of Financial Accounting Standards (SFAS) No. 123 allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

       (n)    RECENT ACCOUNTING PRONOUNCEMENTS

              During 1999, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 132, "Employers' Disclosures About Pension and Other Postretirement Benefits" and has revised its disclosures for its pension and postretirement plans accordingly.

(2)    NOTES RECEIVABLE

       At December 31, 1999 and 1998, the Company had notes receivables of $1,513,500 due from US Telecom Holdings, Inc. ("USTH") with interest at 9.75%. The notes are secured by a first priority security interest in 4,950.50 shares of common stock of Telco Investors II, Inc. owned by USTH and are due April 1, 2000. Interest due to the Company as of December 31, 1999 and 1998 was $325,223 and $170,131, respectively.

(3)    INVESTMENT SECURITIES

       The amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value for the Company's investments by major security type and class of security at December 31, 1999 and 1998, were as follows:

                                                      Gross             Gross
                                                    Unrealized        Unrealized
                                    Amortized        Holding            Holding             Fair
                                       Cost           Gains             Losses             Value
                                   -----------      -----------       -----------       -----------

       At December 31, 1999
       Available-for-sale:
       Certificate of deposit      $   124,208               --                --           124,208
       Equity securities             7,019,143       75,152,748          (221,846)       81,950,045
                                   -----------      -----------       -----------       -----------

                                   $ 7,143,351       75,152,748          (221,846)       82,074,253
                                   ===========      ===========       ===========       ===========

       At December 31, 1998
       Available-for-sale:
       Certificate of deposit      $   117,975               --                --           117,975
       Equity securities             4,140,229       23,667,578        (3,141,596)       24,666,211
                                   -----------      -----------       -----------       -----------

                                   $ 4,258,204       23,667,578        (3,141,596)       24,784,186
                                   ===========      ===========       ===========       ===========

       In 1999 and 1998, proceeds from the sale of investment securities available for sale were $25,949,049 and $1,806,648 and included in income were gross realized gains of $16,189,174 and $1,274,437 and gross realized losses of $382,428 and $160,891, respectively.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

(4)    INVESTMENTS IN AFFILIATED COMPANIES

       Investments in affiliated companies consist of the following:

                                               1999
                                             OWNERSHIP
                                            PERCENTAGE       1999          1998
                                            -----------  -----------    ----------

          Equity Method:
             Palmetto Mobile Net, L.P.          19.84%    11,678,889    10,262,329
             Wireless One of North
               Carolina, LLC                    49.50%     8,613,074     4,366,105
             BellSouth Carolinas PCS, LP         1.96%            --     1,896,667
             U.S. Telecom Holdings              --                --       695,385
             Access On                          19.58%        41,016       118,476

          Cost Method:
             Illuminet Holdings, Inc.           --                --     1,068,624
             ITC Holding Company                 3.80%     2,724,129     2,724,129
             Maxcom Telecomunicaciones,
               S.A. de C.V.                     16.20%     8,610,277     8,566,777
             Other                             Various        16,250        91,302
                                                         -----------    ----------

                                                         $31,683,635    29,789,794
                                                         ===========    ==========

       CT Cellular, Inc. and Ellerbe Telephone entered into agreements to exchange their respective interests in RSA 4/5 and RSA 15 for interests in Palmetto MobileNet, L.P., a South Carolina limited partnership. In April 1998, the Federal Communications Commission approved the transaction which was deemed effective as of January 1, 1998.

       The purpose of Wireless One of North Carolina, LLC is to develop and deploy wireless cable in North Carolina.

       BellSouth Carolinas PCS, L.P. is in the business of providing digital personal communications services that competes with cellular phone service.

       U.S. Telecom Holdings is in the business of investing directly or indirectly in regional operating telephone companies in Hungary, Mexico and other developing countries. The Company has fully reserved the investment at December 31, 1999.

       Access On, in cooperation with the Company and thirteen other North Carolina independent telephone companies, was formed to build and operate a broadband backbone telecommunications network throughout much of North Carolina. As a result of the Company's significant influence over this company's operating and financial policies, this investment is accounted for under the equity method.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

       ITC Holding Company structurally separated ITC Deltacom, Inc. ("Deltacom") (a publicly held company) and its subsidiaries from ITC Holding Company. ITC Holding Company created the "New ITC Holding Company", of which the Company received one share of stock for each share of "Old ITC Holding Company" stock. The Company also received 2.3 shares of Deltacom stock for each share of "Old ITC Holding Company" stock. The investment in Deltacom is included in available-for-sale equity securities in note 3.

       Maxcom Telecomunicaciones, S.A. de C.V. ("Maxcom", formerly known as Amaritel, S.A. de C.V.) is creating a competitive telecommunications company offering local, long distance, and network telecommunications services in Mexico. The Company's investment in Maxcom is through its subsidiary, CTGT.

       Illuminet Holdings, Inc., formerly USTN Holdings, Inc., provides network services such as seamless routing for wireless services and database and billing support. During 1999 the Company's interest in Illuminet was converted into equity securities and is included within Investment Securities in the financial statements.

       Included in the Company's share of earnings from affiliates accounted for under the equity method for 1999 were total losses of $3,710,209 and total income of $4,859,443. 100% of the income was attributable to Palmetto Mobile Net.

       Summarized unaudited financial position information for Palmetto Mobile Net as of December 31, 1999 is as follows: current assets - $20,217,143; property and other non-current assets - $95,822,892; current liabilities
       - $7,160,000; partners' capital - $108,880,035. Summarized unaudited combined results of operations for this entity for the year ended December 31, 1999, is as follows: revenues - $81,325,406; operating income - $31,695,237 and net income $28,438,113.

(5)    ACQUISITIONS

       On September 30, 1999, the Company acquired Catawba Valley Internet Services, an internet provider based in Cherryville, NC for $255,000. The total purchase price has been allocated to assets acquired as follows:

       Property and equipment                            $      25,000
       Goodwill                                                230,000
                                                         -------------
                            Total purchase price         $     255,000
                                                         =============

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

       On May 8, 1998, the Company acquired G.A. Technologies, Inc., an internet provider based in Charlotte, North Carolina doing business as Vnet, for $6,449,134. This transaction was structured as a merger of Vnet into the Company's subsidiary, CTC Internet Services, Inc. Pursuant to the merger, the shareholders of Vnet exchanged their Vnet shares for shares of the Company's common stock. This transaction was accounted for under the purchase method of accounting and the total purchase has been allocated to assets and liabilities assumed as follows:

           Cash                        $    27,216
           Accounts receivable             123,829
           Deferred taxes                   35,037
           Prepaid expenses                 45,558
           Property and equipment          407,929
           Goodwill                      6,354,910
           Other intangibles                38,772
           Accounts payable               (366,426)
           Customer deposits              (217,691)
                                       -----------

           Total purchase price        $ 6,449,134
                                       ===========

       On December 23, 1998, the Company acquired tarheel.net, an internet provider based in Hickory, North Carolina, for $110,000. The total purchase price has been allocated to assets acquired as follows:

           Accounts receivable         $  4,713
           Property and equipment        11,500
           Goodwill                      93,787
                                       --------

           Total purchase price        $110,000
                                       ========

       Results of operations for the acquired entities have been included from the date of acquisition. Pro forma results for these entities as if they had been acquired at the beginning of the period are not material to the consolidated financial statements.

(6)    FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following methods and assumptions were used to estimate the fair value of the company's financial instruments:

             Cash and cash equivalents, accounts receivable, notes receivable, other assets, accounts payable and accrued expenses - the carrying amount approximates fair value because of the short maturity of these instruments.

             Investment Securities - debt and equity securities are carried at market value.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

             Long-term debt - the fair value of the Company's long-term debt is estimated by discounting the scheduled payment streams to present value based on current rates for similar instruments of comparable maturities.

       Based on the methods and assumptions noted above, the estimated fair values of the Company's financial instruments approximate carrying amounts at December 31, 1999 and 1998 due to the variability in interest rates of the underlying instruments.

(7)    LONG-TERM DEBT

       Long-term debt at December 31 consists of the following:

                                                                     1999         1998
                                                                 -----------   ----------

             Line of credit with interest at LIBOR plus .5%
                (6.63% at December 31, 1999) due December
                31, 2000, renewable for two separate two-year
                extensions through December 31, 2004             $20,000,000   20,000,000
                                                                 ===========   ==========

       The Company has an available line of credit totaling $60,000,000, of which $20,000,000 was outstanding at December 31, 1999.

       The Company currently maintains an interest rate swap to minimize the risk of rising interest rates on floating rate debt. The agreement is dated March 5, 1999 and is a floating to fixed swap which means that the interest payable on $10 million of our floating rate debt is payable at a fixed rate of the sum of 5.90% plus the applicable percentage as determined under the terms of our credit agreement.


(8)    REDEEMABLE PREFERRED STOCK

       The 4.8% redeemable preferred stock is callable at a redemption price of $100 a share plus accumulated dividends. Sinking fund requirements in the next five years are $12,500 annually.

       There have been no changes in the 4.8% series preferred stock in the three years ended December 31, 1999, other than the annual sinking fund requirement of $12,500.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

(9)    COMMON STOCK AND PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION

       There are 100,000,000 shares of voting common stock, no par value, authorized.

       In August 1997, the company effected a three-for-two stock split in the form of a one-for-two stock distribution to stockholders of record at August 1, 1997. On January 28, 1999, the Company's shareholders approved a plan of recapitalization for its common stock. On that date, the Company's Articles of Incorporation were amended to provide for one class of common stock, rather than the two existing classes of Voting Common Stock and Class B Nonvoting Common Stock. Each outstanding share of Voting Common Stock has been automatically converted into 4.4 shares of common stock, and each outstanding share of Class B Nonvoting Common Stock has been automatically converted into 4.0 shares of common stock. In lieu of issuing fractional shares, the Company paid cash for these shares. The Company's common stock trades on The Nasdaq Stock Market under the symbol "CTCI". The foregoing financial statements and footnotes have been adjusted to reflect the recapitalization. Earnings per share, dividends per share and weighted average shares outstanding have been retroactively restated for all years presented.

       Cash dividends per share of common stock are as follows: $.52 in 1999, $.48 in 1998; and $.47 in 1997.

       Preferred stock is comprised of cumulative $100 par value 5% and 4.5% series stock. There are 17,000 shares of the 5% series stock authorized. There are 2,000 shares of the 4.5% series stock authorized.

(10)   STOCK COMPENSATION PLANS

       At December 31, 1999, the Company has five stock-based compensation plans, which are described below. The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                         1999          1998
                                                     -----------   ----------

         Net income for common
             stock
                                      As Reported    $23,042,059   13,353,953
                                      Pro forma      $22,808,536   13,322,783

         Basic earnings per
             common share             As Reported    $      2.46         1.45
                                      Pro forma      $      2.44         1.44

         Diluted earnings per
             common share             As Reported    $      2.44         1.44
                                      Pro Forma      $      2.42         1.44

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

       The Company has an Executive Stock Option Plan (the Plan) to allow key employees to increase their holdings of the Company's common stock. 45,000 shares of common stock were reserved for issuance under the Plan. At December 31, 1999, all shares reserved for issuance have been granted. Options are granted at prices determined by the board of directors, generally the most recent sales price at the date of grant, and must be exercised within five years of the date of grant. Options are exercisable immediately when granted. Activity under the Plan for each of the years in the three-year period ended December 31, 1999, is as follows:

                                                                        WEIGHTED
                                                                         AVERAGE
                                                            NUMBER      EXERCISE
                                                          OF OPTIONS      PRICE
                                                          ----------    --------

              Options outstanding and exercisable at
                 December 31, 1996                         21,364       $    13
                     Options granted                           --            --
                     Options exercised                       (448)           12
                     Options forfeited                        (20)           12
                                                          -------       -------

              Options outstanding and exercisable at
                 December 31, 1997                         20,896            13
                     Options granted                           --            --
                     Options exercised                     (8,468)           11
                                                          -------       -------

              Options outstanding and exercisable at
                 December 31, 1998                         12,428            14
                     Options granted                           --            --
                     Options exercised                     (8,828)           13
                                                          -------       -------

              Options outstanding and exercisable at
                 December 31, 1999                          3,600       $    14
                                                          =======       =======

       As of December 31, 1999 and 1998, the 3,600 and 12,428 options outstanding and exercisable have exercise prices between $11 and $14 and a weighted-average remaining contractual life of 1 year and 6 months, respectively.

       The Company has a comprehensive Stock option plan (the Plan) to allow key employees to increase their holdings of the Company's common stock. 90,000 shares of common stock have been reserved for issuance under the Plan. At December 31, 1999, the number of common stock reserved for issuance but ungranted was 240 shares. Options are granted at prices determined by the board of directors, generally the most recent sales price at the date of grant, and must be exercised within ten years of the date of grant. Options become exercisable over periods from six months to four years after the grant date.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

       Activity under the Plan for each of the years in the three-year period ended December 31, 1999 is as follows:

                                                                          WEIGHTED
                                                                           AVERAGE
                                                             NUMBER       EXERCISE
                                                           OF OPTIONS       PRICE
                                                           ----------     --------

              Options outstanding at December 31, 1996       55,800       $    18
                 Options granted                             33,956            18
                 Options exercised                             (600)           18
                 Options forfeited                           (3,000)           18
                                                            -------       -------

              Options outstanding at December 31, 1997       86,156            18
                 Options granted                                 --            --
                 Options exercised                           (2,656)           18
                 Options forfeited                           (5,308)           18
                                                            -------       -------

              Options outstanding at December 31, 1998       78,192            18
                                                            -------       -------
                 Options granted                                 --            --
                 Options exercised                          (15,064)           18
                 Options forfeited                           (3,992)           18
                                                            -------       -------

              Options outstanding at December 31, 1999       59,136       $    18
                                                            =======       =======
              Options exercisable at December 31, 1999       40,284       $    18
                                                            =======       =======

       As of December 31, 1999 and 1998, the 59,136 and 78,192 options outstanding have exercise prices between $15 and $18 and a weighted-average remaining contractual life of 6.0 and 7.5 years, respectively.

       The per share fair value of stock options granted in 1997 was $6 at the date of grant. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: 1997 - Dividend yield of 2.7%, expected volatility of 20%; risk-free interest rate of 6%; and expected lives of 10 years.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

       The Company has a Restricted Stock Award Program (the Program) to provide deferred compensation and additional equity participation to certain executive management and key employees. The aggregate amount of common stock that may be awarded to participants under the Program is 90,000 shares. The Company records deferred compensation in the amount of the fair market value of the stock granted and amortizes this amount on a straight line basis over the restricted period, generally 1 to 10 years. In 1999, 1998 and 1997, respectively, the Company granted 24,218, 8,084 and 27,476 shares to participants with a weighted-average fair value of $39, $33, and $19. Deferred compensation at December 31, 1999 and 1998, respectively was $1,074,726 and $697,338, which is disclosed net of accumulated amortization of $607,247 and $385,316, in the consolidated statements of stockholders' equity.

       In 1996, a Director Compensation Plan (the Plan) was approved to provide each member of the Board of Directors the right to receive the Director's compensation in shares of common stock or cash, at the Director's discretion. An aggregate of 45,000 shares have been reserved for issuance under the Plan. All compensation for a Director who elects to receive shares of stock in lieu of cash will be converted to shares of stock based upon the fair market value of the common stock on the grant date. The initial grant date is the first day that is six months and one day following the Directors election. All subsequent compensation shall be converted to shares of common stock based upon the fair market value of the common stock on the date such compensation is paid or made available to the Director. During 1999, 1998 and 1997, the Company granted 4,528, 2,608 and 3,132 shares, respectively, with an average fair market value of $37, $33 and $29, respectively.

       During 1997, the CT Communications, Inc. Omnibus Stock Compensation Plan (the Plan) was approved. 400,000 shares of common stock have been reserved for issuance under the Plan. The Plan provides for awards of stock, stock options and stock appreciation rights. At December 31, 1999, the number of common stock reserved for issuance but ungranted was 317,561 shares. Options are granted at prices determined by the board of directors, generally the most recent sales price at the date of grant, and must be exercised within ten years of the date of grant.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

       Activity under the Plan is as follows:

                                                                         WEIGHTED
                                                                          AVERAGE
                                                             NUMBER      EXERCISE
                                                           OF OPTIONS      PRICE
                                                           ----------    --------

              Options outstanding at December 31, 1997           --            --
                 Options granted                             32,232       $    33
                 Options exercised                               --            --
                 Options forfeited                               --            --
                                                            -------       -------

              Options outstanding at December 31, 1998       32,232            33
                 Options granted                             54,323            40
                 Options exercised                           (1,336)           27
                 Options forfeited                           (4,752)           40
                                                            -------       -------

              Options outstanding at December 31, 1999       80,467       $    37
                                                            =======       =======
              Options exercisable at December 31, 1999       14,701       $    21
                                                            =======       =======

       As of December 31, 1999 and 1998, the 80,467 and 32,232 options outstanding have exercise prices between $21 and $43 and a weighted-average remaining contractual life of 9.2 and 8.3 years, respectively.

       The per share fair value of stock options granted in 1998 was $33 at the date of grant. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: 1999 and 1998 - dividend yield of 1.5%; expected volatility of 20%; risk-free interest rate of 6%, and expected lives of 10 years.

(11)   EMPLOYEE STOCK PURCHASE PLAN

       The Company approved Employee Stock Purchase Plans in 1997 (the Plan) which authorized 48,000 shares of common stock to be offered to all employees eligible to buy shares. Purchase price of shares is 100% of fair market value with the option to finance up to 100% of purchase by payroll deduction over a period of up to 24 months at 6% interest. 19,501 and 2,344 shares were issued under the Plan at a purchase price of $43 and $33 per share in 1999 and 1998, respectively.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

(12)   EMPLOYEE BENEFIT PLANS

       (a)    PENSION PLAN AND SAVINGS PLAN

              The Company has a trusteed, defined benefit, noncontributory pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's highest five consecutive plan years of compensation. Contributions to the plan are based upon the Entry Age Normal Method with Frozen Initial Liability and comply with the funding requirements of the Employee Retirement Income Security Act. Since the plan is adequately funded, there have been no contributions made in 1999 or 1998. Plan assets are invested primarily in common stocks, long-term bonds and U.S. treasury notes.

              The following table sets forth the funded status of the Company's pension plan and amounts recognized in the Company's financial statements at December 31, 1999 and 1998.

                                                               DECEMBER 31,       DECEMBER 31,
       CHANGE IN BENEFIT OBLIGATION                                1999               1998
                                                               ------------       ------------
           Benefit obligation at end of prior plan year        $(30,046,553)       (28,633,948)
           Service cost                                            (983,130)          (776,031)
           Interest cost                                         (2,130,187)        (1,961,462)
           Actuarial loss                                         1,194,249           (258,303)
           Actual distributions                                   1,520,375          1,583,191
                                                               ------------       ------------
           Benefit Obligation at end of year                   $(30,445,246)       (30,046,553)
                                                               ============       ============

       Change in Plan Assets
           Plan assets at fair value at beginning of year        42,428,520         40,472,587
           Actual return on plan assets                             875,932          3,539,124
           Actual distributions                                  (1,520,375)        (1,583,191)
                                                               ------------       ------------
           Plan Assets at Fair Value at End of Year            $ 41,784,077         42,428,520
                                                               ============       ============

       (Accrued)/Prepaid Pension Cost
           Funded status                                         11,338,831         12,381,967
           Unrecognized net actuarial (gain)/loss               (11,739,787)       (13,214,157)
           Unrecognized prior service cost                          (31,492)           (34,991)
           Unrecognized transition obligation/(asset)              (198,188)          (264,249)
                                                               ------------       ------------
           Net Amount Recognized                               $   (630,636)        (1,131,430)
                                                               ============       ============

              The Company also has an unqualified Supplemental Executive Retirement Plan. Accrued costs related to this plan were $390,000 at December 31, 1999.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

              Net pension cost for 1999, 1998, and 1997 included the following:

                                                         1999              1998               1997
                                                      -----------       -----------       -----------

              Service cost, benefits earned during
               the period                             $   983,130           776,031           666,447
              Interest cost on projected benefit
               obligation                               2,130,187         1,961,462         1,893,377
              Actual return on plan assets             (3,116,292)       (3,539,124)       (9,452,700)
              Net amortization and deferral              (497,819)          (37,895)        6,776,734
                                                      -----------       -----------       -----------

              Net periodic pension credit             $  (500,794)         (839,526)         (116,142)
                                                      ===========       ===========       ===========

              The weighted average discount rate of 7.5% in 1999 and 7.0% in 1998 and 1997 and the rate of increase in future compensation levels of 5% in 1999, 1998 and 1997 were used in determining the actuarial present value of the projected benefit obligations at the end of the year. The assumed long-term rate of return on pension plan assets was 7.5% in 1999, 1998 and 1997.

       (b)    EMPLOYEE SAVINGS PLAN

              The Company has a 401(k) salary savings plan which provides that employees may contribute a portion of their salary to the plan on a tax deferred basis. The Company's match of a portion of the employee's contribution totaled $336,208, $256,960 and $265,746 in 1999, 1998, and 1997, respectively.

       (c)    EMPLOYEE STOCK OWNERSHIP PLAN

              The Employee Stock Ownership Plan of The Concord Telephone Company (the Plan) was originally a defined contribution plan sponsored by the Company. The Company was responsible for all contributions to the Plan. Contributions were in the form of Company stock or cash used to purchase Company stock. Prior to the Tax Reform Act of 1986 (the Act), the Company was eligible for certain tax credits as a result of the Plan contributions. Subsequent to the Act, these tax credits were no longer available. As a result, the plan has been frozen. As of January 1, 1987, no more contributions can be made into the plan and no employee may become eligible to participate.

       (d)    POSTRETIREMENT BENEFITS

              In addition to the Company's defined benefit pension plan, the Company sponsors a health care plan that provides postretirement medical benefits and life insurance coverage to full-time employees who meet minimum age and service requirements. The plan is contributory with respect to coverage for beneficiaries. The Company's policy is to fund the cost of medical benefits on a cash basis.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

              The Company has adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and has elected to amortize the transition liability over 15 years. The Statement requires the accrual, during the years that an employee renders the necessary service, of the expected cost of providing those benefits to the employee and employee's beneficiaries and covered dependents.

              The following table presents the plan's accumulated postretirement benefit obligation reconciled with amounts recognized in the Company's balance sheets at December 31, 1999 and 1998:

                                                               DECEMBER 31,       DECEMBER 31,
         CHANGE IN BENEFIT OBLIGATION                              1999                1998
                                                               ------------       ------------
             Benefit obligation at end of prior plan year      $ (9,288,899)        (9,532,566)
             Service cost                                          (168,832)          (180,087)
             Interest cost                                         (629,421)          (608,299)
             Benefits paid                                          491,581            419,246
             Actuarial gain                                         270,763            437,227
             Other                                                  (20,389)           175,580
                                                               ------------       ------------
             BENEFIT OBLIGATION AT END OF YEAR                 $ (9,345,197)        (9,288,899)
                                                               ============       ============

         (ACCRUED)/PREPAID POSTRETIREMENT COST
             Funded status                                       (9,345,197)        (9,288,899)
             Unrecognized net actuarial gain                     (2,362,466)        (2,525,808)
             Unrecognized prior service cost                     (2,514,231)        (3,017,078)
             Unrecognized transition obligation                   3,670,783          4,282,581
                                                               ------------       ------------
             NET AMOUNT RECOGNIZED                             $(10,551,111)       (10,549,204)
                                                               ============       ============

              During 1997, Plan benefits were expanded to include Medicare supplements and additional medical benefits resulting in increased postretirement benefit costs.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

              Net periodic postretirement benefit cost for 1999, 1998 and 1997 includes the following components:

                                                   1999            1998             1997
                                                 ---------       ---------       ---------

              Service cost                       $ 168,832         180,087         216,693
              Interest cost                        629,421         608,299         631,910
              Amortization of transition
                obligation over 15 years           611,798         611,798         611,798
              Amortization of gain                (112,358)       (101,181)        (74,769)
              Amortization of prior service
                cost                              (502,847)       (502,847)       (502,847)
                                                 ---------       ---------       ---------

              Net periodic postretirement
                benefit cost                     $ 794,846         796,156         882,785
                                                 =========       =========       =========

       For measurement purposes, a 10.0% percent annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) was assumed for 1999 and the rate was assumed to decrease annually to 5.5% by the year 2003 and to remain level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1999, to approximately $10,560,073 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1999 to approximately $914,970. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement benefit obligation as of December 31, 1999, to approximately $8,286,799 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1999 to approximately $695,663.

       The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7% in 1999, 1998 and 1997.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

(13)   INCOME TAXES

       Total income taxes for the years ended December 31, 1999, 1998 and 1997 were allocated as follows:

                                                  1999              1998             1997
                                               -----------      -----------      -----------

         Income before extraordinary item      $15,697,657        8,926,469        7,898,159

         Extraordinary item                             --               --        1,493,312
                                               -----------      -----------      -----------

                                               $15,697,657        8,926,469        9,391,471
                                               ===========      ===========      ===========

         Stockholders' equity, for
            unrealized holding gain on
            debt and equity securities
            recognized for financial
            reporting purposes                 $19,459,133        3,605,700        3,929,182
                                               ===========      ===========      ===========

       Income tax expense (benefit) attributable to income before extraordinary item for the years ended December 31, 1999, 1998, and 1997, consists of:

                                                 1999               1998               1997
                                             ------------       ------------       ------------

         Current:
         Federal                             $ 11,360,031          3,896,673          6,694,381
         State                                  2,860,578          1,104,868          1,965,013
         Foreign                                  328,290                 --                 --
                                             ------------       ------------       ------------

                                               14,548,899          5,001,541          8,659,394
                                             ------------       ------------       ------------
         Deferred:
         Federal, net of investment tax
           credit amortization                  1,653,076          3,284,653           (651,140)
         State                                   (504,318)           640,275           (110,095)
                                             ------------       ------------       ------------
                                                1,148,758          3,924,928           (761,235)
                                             ------------       ------------       ------------

               Total                         $ 15,697,657          8,926,469          7,898,159
                                             ============       ============       ============

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

       Income tax expense attributable to income before extraordinary item differs from the amounts computed by applying the U.S. federal income tax rate of 35 percent to pretax income from continuing operations as a result of the following:

                                                     1999               1998                1997
                                                 ------------       ------------       ------------
         Amount computed at statutory rate       $ 13,568,077          7,808,108          6,824,987
         State income taxes, net of federal
           income tax benefit                       1,531,569          1,134,343          1,205,697
         Nontaxable interest income                    (2,823)            (2,166)           (12,133)
         Amortization of federal investment
           tax credit                                (114,885)          (114,885)          (114,885)
         Goodwill                                     454,636                 --                 --
         Other, net                                   261,083            101,069             (5,507)
                                                 ------------       ------------       ------------

         Income tax expense                      $ 15,697,657          8,926,469          7,898,159
                                                 ============       ============       ============

       The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities as of December 31, 1999 and 1998 were as follows:

                                                                  1999               1998
                                                              ------------       ------------
        Deferred tax assets:
            Accrued postretirement and pension benefits          4,633,699          4,638,380
            Deferred investment tax credits                             --             98,514
            Environmental remediation costs                             --             21,097
            Accrued incentive                                      461,652            466,546
            Intangibles                                             59,382             70,725
            Net operating loss carryforwards                       668,266            554,000
            Other accrued expenses and allowances                  123,562            484,610
            Deferred revenue                                       415,130                 --
            Deferred state taxes                                   515,285                 --
            Other                                                    1,959                 --
                                                              ------------       ------------
            Total gross deferred tax assets                      6,878,935          6,333,872
                                                              ------------       ------------

            Less valuation allowance                            (1,200,571)          (554,000)
                                                              ------------       ------------

            Net deferred tax assets                              5,678,364          5,779,872
                                                              ------------       ------------
         Deferred tax liabilities:
            Property and equipment, primarily related to
               depreciation differences                         12,811,864         10,915,270
            Unrealized gain on securities                       26,870,221          7,698,734
            Other                                                  349,085            802,108
                                                              ------------       ------------
            Total gross deferred tax liabilities                40,031,170         19,416,112
                                                              ------------       ------------

            Net deferred tax liability                        $ 34,352,806         13,636,240
                                                              ============       ============

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

       The valuation allowance for deferred tax assets as of January 1, 1999 was $554,000. The net change in the total valuation allowance for the year ended December 31, 1999 was an increase of $646,571. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more like than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 1999. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the period are reduced.

       Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1999, will be allocated to income tax expense.

       At December 31, 1999, the Company has net operating loss carryforwards for state income tax purposes of approximately $13,251,000 which will expire in the years 2001-2014.

(14)   ACCOUNTING FOR THE EFFECTS OF REGULATION

       Prior to April 1, 1997 the Company's regulated operations were subject to the provisions of SFAS No. 71. Actions of a regulator could provide reasonable assurance of the existence of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Therefore, regulatory assets and liabilities established by the actions of a regulator were required to be recorded, and, accordingly, reflected in the balance sheet of an entity subject to SFAS No. 71.

       As the result of changes in the manner in which the Company is regulated and the heightened competitive environment, the Company determined that it no longer met the criteria for following SFAS No. 71. As of April 1, 1997, the Company discontinued applying SFAS No. 71. The accounting impact was an extraordinary non-cash gain of $2,239,045, net of applicable income taxes of $1,493,212. Although estimated economic useful lives are shorter than previously used for regulatory approved asset lives, the change has resulted in an increase in net telephone plant due to the Company recording additional depreciation charges totaling $15,414,156 over the prior five years. The effect on future charges for depreciation is not expected to differ materially from what would have been recorded under SFAS No. 71. The components of the gain, pretax, are as follows:

       Change in recorded value of long lived property and equipment $ 1,757,824
       Elimination of regulatory liabilities                           1,974,433
                                                                     -----------

            Total                                                    $ 3,732,257
                                                                     ===========

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

       The increase in net property and equipment, $1,757,824 pretax, was recorded as a decrease to the related accumulated depreciation accounts. Such change was the result of changing from regulator-approved asset lives, and additional depreciation charges, to estimated economic asset lives.

       The average depreciable lives of affected categories of long-lived telephone plant have been changed to more closely reflect the economic and technological lives. Differences between regulator-approved asset lives and the current economic asset lives are as follows:

                                          COMPOSITE OF       ESTIMATED ECONOMIC
                                       REGULATOR-APPROVED           ASSET
                                           ASSET LIVES              LIVES
                                       ------------------    ------------------
           Digital switching                   14                    10
           Circuit equipment                   10                     7
           Aerial cable                        19                    17
           Buried cable                        16                    17

       The remaining components of the extraordinary charge, $1,974,433 pretax, were the result of the removal of regulatory liabilities that were recorded as a result of previous actions by regulators. Virtually all of these regulatory liabilities arose in connection with the incorporation of new accounting standards into the ratemaking process and were transitory in nature.

(15)   SEGMENT INFORMATION

       Effective December 31, 1998, the Company adopted FAS 131, "Disclosures about segments of an Enterprise and Related Information." The Company has four reportable segments, the incumbent local exchange carrier (ILEC), the competitive local exchange carrier and long distance services (CLEC/LD), internet and data services (ISP) and the digital wireless group (DCS). Accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating profit before other income (expenses) and income taxes. Intersegment revenues and expenses are excluded for purposes of calculating operating profit. Selected data by business segment for each of the three years in the three-year period ended December 31, 1999, is as follows:

                                  ILEC           CLEC/LD           ISP              DCS            OTHER           TOTAL
                             ------------      ----------       ---------       ----------      -----------     -----------
December 31, 1999:
    External revenues        $ 76,653,009      16,904,373       5,716,709        5,192,503        1,125,000     105,591,594
    Intersegment revenues       3,930,503              --              --           46,139               --       3,976,642
    Depreciation and
      amortization             12,850,014       1,076,441         926,913           63,022          207,873      15,124,263
    Segment operating
      profit                   21,871,878       2,338,857        (530,236)      (1,736,895)         424,799      22,368,403
    Segment assets            119,584,134       9,852,582       7,651,954        1,524,461      119,082,079     257,695,210

                                                                     (Continued)

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

                                  ILEC           CLEC/LD           ISP              DCS            OTHER            TOTAL
                             ------------      ----------       ---------       ----------      -----------      -----------
December 31, 1998:
    External revenues        $ 70,646,748      13,883,555       3,369,305        3,150,786          675,000       91,725,394
    Intersegment revenues       5,017,641              --              --               --               --        5,017,641
    Depreciation and
      amortization             11,530,611         643,970         553,765           55,196           57,019       12,840,561
    Segment operating
      profit                   20,657,610       2,075,234         (92,089)      (1,100,312)         (87,463)      21,452,980
    Segment assets            112,606,447       5,107,432       7,329,775          645,805       57,944,899      183,634,358


                                  ILEC           CLEC/LD           ISP              DCS            OTHER            TOTAL
                             ------------      ----------       ---------       ----------      -----------      -----------
December 31, 1997:
    External revenues        $ 64,417,269      11,881,063         580,217        1,604,965               --       78,483,514
    Intersegment revenues       3,629,556              --              --               --               --        3,629,556
    Depreciation and
      amortization              9,130,090         411,732          32,088           38,175               --        9,612,085
    Segment operating
      profit                   19,184,180       4,313,272         (93,090)      (2,176,795)      (1,134,425)      20,093,142
    Segment assets            107,059,374       4,331,091         206,629          163,262       35,579,073      147,339,429

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

(16)   RECONCILIATION OF BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING

              1999:
                 Basic weighted average shares outstanding         9,352,943
                 Effect of dilutive securities:
                     Stock options                                    72,982
                                                                   ---------

                  Diluted weighted average shares outstanding      9,425,925
                                                                   =========

              1998:
                 Basic weighted average shares outstanding         9,227,016
                 Effect of dilutive securities:
                     Stock options                                    49,488
                                                                   ---------

                  Diluted weighted average shares outstanding      9,276,504
                                                                   =========

              1997:
                 Basic weighted average shares outstanding         9,076,211
                 Effect of dilutive securities:
                     Stock options                                    35,228
                                                                   ---------

                  Diluted weighted average shares outstanding      9,111,439
                                                                   =========

(17)   SUMMARY OF INCOME STATEMENT INFORMATION (UNAUDITED)

       A summary of quarterly income statement information for the years ended December 31, 1999 and 1998, follows:

                                                                 1999 QUARTERS ENDED
                                           --------------------------------------------------------------
                                             MARCH 31         JUNE 30          SEPT. 30         DEC. 31
                                           -----------      -----------      -----------      -----------

          Operating revenues               $25,332,224       26,101,594       26,594,439       27,563,337
          Income before other income
            (expenses) and income
            taxes                            5,239,392        5,643,778        5,851,158        5,634,075
          Net income                         3,870,048        9,142,801        5,014,811        5,040,609
          Basic earnings per common
            share                          $       .41              .98              .53              .54
                                           ===========      ===========      ===========      ===========
          Diluted earnings per common
            share                          $       .41              .97              .53              .53
                                           ===========      ===========      ===========      ===========

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

                                                                 1998 QUARTERS ENDED
                                           --------------------------------------------------------------
                                             MARCH 31         JUNE 30          SEPT. 30         DEC. 31
                                           -----------      -----------      -----------      -----------

          Operating revenues               $21,015,585       22,408,193       23,760,610       24,541,006
          Income before other income
            (expenses) and income
            taxes                            5,558,343        5,690,767        5,512,696        4,691,174
          Net income                         3,137,453        3,195,198        3,202,872        3,846,887
          Basic earnings per common
            share                          $       .34              .35              .34              .42
                                           ===========      ===========      ===========      ===========
          Diluted earnings per common
            share                          $       .34              .34              .34              .42
                                           ===========      ===========      ===========      ===========

(18)   Subsequent Event

       Effective February 28, 2000 the Company purchased essentially all assets of Internet of Concord for approximately $883,000. Internet of Concord is an internet service provider based in Concord, North Carolina which operates in 6 surrounding counties within North Carolina.

                                                                     Schedule II

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                        Valuation and Qualifying Accounts

                  Years Ended December 31, 1999, 1998 and 1997


                  COLUMN A                         COLUMN B            COLUMN C           COLUMN D           COLUMN E
 -------------------------------------------     -------------      --------------     ----------------    --------------
                                                                                         DEDUCTIONS
                                                   BALANCE,            ADDITIONS            FROM             BALANCE,
                                                   BEGINNING            CHARGED           RESERVES            AT END
                DESCRIPTION                         OF YEAR            TO INCOME         (SEE NOTE)           OF YEAR
 -------------------------------------------     -------------      --------------     ----------------    --------------

 Valuation and qualifying accounts
   deducted from assets to which
   they apply:

 Allowance for uncollectible accounts:

 Year ended December 31, 1999                $      107,500            603,458            603,458             107,500
                                                 ==============     ==============     ================    ==============

 Year ended December 31, 1998                $      100,000            433,747            426,247             107,500
                                                 ==============     ==============     ================    ==============

 Year ended December 31, 1997                $      100,000            381,757            381,757             100,000
                                                 ==============     ==============     ================    ==============


Note: Represents balances written-off as uncollectible less collections on balances previously written off of $170,132, $202,512 and $436,511 for 1999, 1998, and 1997, respectively.