Form 10-K, Exhibit 13
period 2000-12-31
CT COMMUNICATIONS INC /NC
filed 2001-03-30
CIK 23259

                                                                    EXHIBIT 13.1




                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                 Consolidated Financial Statements and Schedules

                        December 31, 2000, 1999 and 1998

                   (With Independent Auditors' Report Thereon)

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                     Consolidated Financial Statements Index

                        December 31, 2000, 1999 and 1998


(1)    Consolidated Financial Statements

       The following financial statements, together with independent auditors' report thereon, are included:

       o      Independent Auditors' Report                                                  F - 2

       o      Consolidated balance sheets as of December 31, 2000 and 1999             F - 3 and F - 4

       o      Consolidated statements of income for the years ended
              December 31, 2000, 1999, and 1998                                             F - 5

       o      Consolidated statements of comprehensive income for the years
              ended December 31, 2000, 1999 and 1998                                         F-6

       o      Consolidated statements of stockholders' equity for the years ended
              December 31, 2000, 1999, and 1998                                        F - 7 and F - 8

       o      Consolidated statements of cash flows for the years ended
              December 31, 2000, 1999, and 1998                                             F - 9

       o      Notes to consolidated financial statements for the years ended
              December 31, 2000, 1999, and 1998                                       F - 10 to F - 33

(2)    Consolidated Financial Statement Schedule

       The following financial statement schedule is included:

       o      Schedule II - Valuation and Qualifying Accounts                              F - 34

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

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CT Communications, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                                        /s/ KPMG LLP


Charlotte, North Carolina
February 23, 2001

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 2000 and 1999


                                 ASSETS                              2000                1999
                                                               -----------------    ----------------

Current assets:
    Cash and cash equivalents                               $       8,060,015           1,561,778
    Accounts receivable, net of allowance for doubtful
      accounts of $239,732 in 2000 and $107,500 in 1999            18,987,133          14,859,359
    Notes receivable                                                     --             1,513,500
    Other accounts receivable                                         197,046           2,260,038
    Materials and supplies                                          3,476,188           2,551,724
    Deferred income taxes                                             134,875             154,669
    Prepaid expenses and other assets                               1,139,921           1,097,875
                                                               -----------------    ----------------

             Total current assets                                  31,995,178          23,998,943
                                                               -----------------    ----------------

Investment securities                                              23,900,094          81,950,045
Other investments                                                     484,363               9,363
Investments in affiliates                                          38,310,831          31,683,635


Property and equipment:
      Land, buildings, and general equipment                       49,007,911          38,873,719
      Central office equipment                                    105,679,164          83,054,096
      Poles, wires, cables and conduit                            106,279,321          95,335,716
      Construction in progress                                     10,058,370           2,426,293
                                                               -----------------    ----------------
                                                                  271,024,766         219,689,824
      Less accumulated depreciation                              (119,241,009)       (105,514,615)
                                                               -----------------    ----------------

             Net property and equipment                           151,783,757         114,175,209
                                                               -----------------    ----------------


Intangible and other assets, net                                   13,048,058           5,878,015





                                                            $     259,522,281         257,695,210
                                                               =================    ================

See accompanying notes to consolidated financial statements.

                                                                    2000               1999
                                                               ----------------   ----------------
           Liabilities and Stockholders' Equity

Current liabilities:
    Current portion of long-term debt and redeemable
      preferred stock                                      $          12,500             12,500
    Accounts payable                                              11,232,108          6,955,346
    Short-term borrowings                                          5,000,000               --
    Customer deposits and advance billings                         2,294,164          2,094,334
    Accrued payroll                                                1,968,699          2,450,067
    Income taxes payable                                              87,202          1,019,221
    Accrued pension cost                                           1,000,933          1,020,639
    Other accrued liabilities                                      2,724,648          2,321,594
                                                               ----------------   ----------------
             Total current liabilities                            24,320,254         15,873,701
                                                               ----------------   ----------------

Long-term debt                                                    34,000,000         20,000,000
                                                               ----------------   ----------------

Deferred credits and other liabilities:
    Deferred income taxes                                         13,605,547         34,507,475
    Investment tax credits                                           574,425            689,310
    Postretirement benefits other than pension                    10,612,354         10,551,111
    Other                                                            942,686            795,011
                                                               ----------------   ----------------
                                                                  25,735,012         46,542,907
                                                               ----------------   ----------------
Redeemable preferred stock, 4.8% series; authorized 5,000
    shares; issued and outstanding 1,125 and 1,250 shares in
    2000 and 1999, respectively                                      100,000            112,500
                                                               ----------------   ----------------

             Total liabilities                                    84,155,266         82,529,108
                                                               ----------------   ----------------


Stockholders' equity:
    Preferred stock not subject to mandatory redemption:
      5% series, $100 par value; 3,356 shares
         outstanding in 2000 and 1999                                335,600            335,600
      4.5% series, $100 par value; 614 shares
         outstanding in 2000 and 1999                                 61,400             61,400
    Common stock,
      18,846,541 and 18,760,930 shares outstanding in
         2000 and 1999, respectively                              42,574,584         40,705,827
    Other capital                                                    298,083            298,083
    Unearned compensation                                           (836,005)        (1,074,726)
    Other accumulated comprehensive income                        10,298,820         48,059,889
    Retained earnings                                            122,634,533         86,780,029
                                                               ----------------   ----------------
             Total stockholders' equity                          175,367,015        175,166,102
                                                               ----------------   ----------------


                                                           $     259,522,281        257,695,210
                                                               ================   ================

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 2000, 1999, and 1998


                                                      2000                1999              1998
                                                 ----------------    ----------------   --------------

Operating revenues                             $   115,655,333         105,591,594       91,725,394

Operating expenses                                 100,149,049          83,223,191       70,272,414
                                                 ----------------    ----------------   --------------

        Net operating revenues                      15,506,284          22,368,403       21,452,980
                                                 ----------------    ----------------   --------------

Other income (expenses):
    Equity in income of affiliates, net              5,423,408           1,149,234          431,088
    Interest, dividend income and gain on sale
      of investments                                51,668,402          17,823,337        1,916,446
    Other expenses, principally interest            (4,590,068)         (2,575,048)      (1,491,635)
                                                 ----------------    ----------------   --------------
        Total other income                          52,501,742          16,397,523          855,899
                                                 ----------------    ----------------   --------------

        Income before income taxes                  68,008,026          38,765,926       22,308,879

Income taxes                                        27,228,578          15,697,657        8,926,469
                                                 ----------------    ----------------   --------------

        Net income                                  40,779,448          23,068,269       13,382,410

Dividends on preferred stock                            25,518              26,210           28,457
                                                 ----------------    ----------------   --------------

Earnings for common stock                      $    40,753,930          23,042,059       13,353,953
                                                 ================    ================   ==============


Basic earnings per common share,
    Earnings per common share                  $          2.16                1.23             0.72
                                                 ================    ================   ==============

Diluted earnings per common share,
    Earnings per common share                  $          2.15                1.22             0.72
                                                 ================    ================   ==============

Basic weighted average shares outstanding           18,833,807          18,705,886       18,454,032
                                                 ================    ================   ==============

Diluted weighted average shares outstanding         18,930,980          18,851,850       18,553,008
                                                 ================    ================   ==============

See accompanying notes to consolidated financial statements.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                 Consolidated Statements of Comprehensive Income

                  Years ended December 31, 2000, 1999, and 1998


                                                                2000                1999                 1998
                                                           ----------------    ----------------     ---------------
Net income                                               $    40,779,448          23,068,269          13,382,410

Other comprehensive income:
    Unrealized holding gains (losses) on
       available-for-sale securities                         (30,464,737)         45,097,588           7,645,533

    Less reclassification adjustment for gains
       realized in net income                                 (7,296,332)        (10,138,447)           (714,228)
                                                           ----------------    ----------------     ---------------

Comprehensive income                                     $     3,018,379          58,027,410          20,313,715
                                                           ================    ================     ===============


See accompanying notes to consolidated financial statements.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                  Years ended December 31, 2000, 1999, and 1998


                                   5% Series  4.5% Series                                       Other                     Total
                                   Preferred   Preferred     Common     Other     Unearned   Comprehensive  Retained   Stockholders'
                                     Stock       Stock       Stock     Capital  Compensation    Income      Earnings      Equity
                                   ---------  -----------  ----------  -------  ------------ ------------- ----------  -------------

Balances at December 31, 1997     $ 363,100     121,800    31,162,056  298,083    (817,903)    6,169,443   59,671,874    96,968,453
Net income                             --          --          --         --          --            --     13,382,410    13,382,410
Issuance of 219,818 shares of
    common stock                       --          --       6,559,335     --          --            --           --       6,559,335
Issuance of 111,114 shares for
    exercise of stock options          --          --         425,619     --          --            --           --         425,619
Repurchases of shares:
    191 shares of 5% preferred      (19,100)       --           3,079     --          --            --           --         (16,021)
    590 shares of 4.5% preferred       --       (59,000)       27,824     --          --            --           --         (31,176)
    9,570 shares of common             --          --        (308,275)    --          --            --           --        (308,275)
Dividends declared:
    5% preferred                       --          --          --         --          --            --        (19,398)      (19,398)
    4.8% preferred                     --          --          --         --          --            --         (5,382)       (5,382)
    4.5% preferred                     --          --          --         --          --            --         (3,677)       (3,677)
    Common stock                       --          --          --         --          --            --     (4,420,570)   (4,420,570)
Other comprehensive income             --          --          --         --          --       6,931,305         --       6,931,305
Restricted stock compensation,
    net of $385,316 earned
    during the year                    --          --          --         --       120,565          --           --         120,565
                                   ---------  -----------  ----------  -------  ------------ ------------- ----------  -------------
Balances at December 31, 1998       344,000      62,800    37,869,638  298,083    (697,338)   13,100,748   68,605,257   119,583,188
                                   ---------  -----------  ----------  -------  ------------ ------------- ----------  -------------

Net income                             --          --          --         --          --            --     23,068,269    23,068,269
Issuance of 55,185 shares of
    common stock                       --          --       2,157,170     --          --            --           --       2,157,170
Issuance of 25,228 for exercise of
    stock options                      --          --         411,888     --          --            --           --         411,888
Repurchases of shares:
    84 shares of 5% preferred        (8,400)       --           2,772     --          --            --           --          (5,628)
    14 shares of 4.5% preferred        --        (1,400)          560     --          --            --           --            (840)
    717 shares of common               --          --         (40,308)    --          --            --           --         (40,308)
Dividends declared:
    5% preferred                       --          --          --         --          --            --        (16,843)      (16,843)
    4.8% preferred                     --          --          --         --          --            --         (6,575)       (6,575)
    4.5% preferred                     --          --          --         --          --            --         (2,792)       (2,792)
    Common stock                       --          --          --         --          --            --     (4,867,287)   (4,867,287)
Tax benefit from exercise of stock
    options                            --          --         304,107     --          --            --           --         304,107
Other comprehensive income             --          --          --         --          --      34,959,141         --      34,959,141
Restricted stock compensation,
    net of $607,247 earned
    during the year                    --          --          --         --      (377,388)         --           --        (377,388)
                                   ---------  -----------  ----------  -------  ------------ ------------- ----------  -------------

Balances at December 31, 1999     $ 335,600      61,400    40,705,827  298,083  (1,074,726)   48,059,889   86,780,029   175,166,102
                                   ---------  -----------  ----------  -------  ------------ ------------- ----------  -------------

See accompanying notes to consolidated financial statements.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                  Years ended December 31, 2000, 1999, and 1998


                                   5% Series  4.5% Series                                       Other                     Total
                                   Preferred   Preferred     Common     Other     Unearned   Comprehensive  Retained   Stockholders'
                                     Stock       Stock       Stock     Capital  Compensation    Income      Earnings      Equity
                                   ---------  -----------  ----------  -------  ------------ ------------- ----------  -------------
Net income                             --          --            --       --          --            --     40,779,448    40,779,448
Issuance of 63,490 shares of
    common stock                       --          --       1,576,013     --          --            --           --       1,576,013
Issuance of 45,998 shares for
    exercise of stock options          --          --         491,980     --          --            --           --         491,980
Repurchases of shares:
   23,877 shares of common             --          --        (527,802)    --          --            --           --        (527,802)
Dividends declared:
   5% preferred                        --          --            --       --          --            --        (16,780)      (16,780)
   4.8% preferred                      --          --            --       --          --            --         (5,975)       (5,975)
   4.5% preferred                      --          --            --       --          --            --         (2,763)       (2,763)
   Common stock                        --          --            --       --          --            --     (4,899,426)   (4,899,426)
Tax benefit from exercise of stock
    options                            --          --         328,566     --          --            --             --       328,566
Other comprehensive income (loss)      --          --            --       --          --     (37,761,069)          --   (37,761,069)
Restricted stock compensation,
    net of $1,247,670 earned
    during the year                    --          --            --       --       238,721          --             --       238,721
                                   ---------  -----------  ----------  -------  ------------ ------------ -----------  -------------
Balances at December 31, 2000     $ 335,600      61,400    42,574,584  298,083    (836,005)   10,298,820  122,634,533   175,367,015
                                   =========  ===========  ==========  =======  ============ ============ ===========  =============

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2000, 1999, and 1998


                                                                     2000             1999             1998
                                                                -------------    -------------    -------------
Cash flows from operating activities:
    Net income                                                  $ 40,779,448     $ 23,068,269     $ 13,382,410
    Adjustments to reconcile net income to
       net cash provided by operating activities:
      Depreciation and amortization                               18,710,700       15,124,263       12,840,561
      Postretirement benefits                                         61,243            1,907          523,076
      Gain on sale of investment securities                      (11,364,204)     (15,806,746)      (1,113,546)
      Gain on sale of investment in affiliate                    (39,214,000)            --               --
      Undistributed income of affiliates                          (5,423,408)      (1,149,234)        (431,088)
      Deferred income taxes and tax credits                          115,244        1,446,326        4,138,338
      Changes in operating assets and liabilities, net of effects of acquisitions in 2000 and 1999:
           Accounts and notes receivable                            (256,262)      (3,715,640)      (4,306,651)
           Materials and supplies                                   (924,464)        (219,767)         364,475
           Other current assets                                     (920,567)         313,167         (402,502)
           Accounts payable                                        3,865,444       (1,642,045)      (1,519,073)
           Customer deposits and advance billings                    199,830          201,828           83,531
           Accrued liabilities                                      (321,981)        (148,487)         703,974
           Income taxes payable                                     (603,453)         618,485         (592,014)
                                                                -------------    -------------    -------------
              Net cash provided by operating activities            4,703,570       18,092,326       23,671,491
                                                                -------------    -------------    -------------

Cash flows from investing activities:
    Capital expenditures, net                                    (54,089,521)     (27,584,002)     (24,789,296)
    Purchases of investments in affiliates                        (6,682,448)      (5,331,115)      (4,375,949)
    Purchases of investment securities                            (8,664,541)     (11,883,346)        (100,919)
    Proceeds from sale of investment in affiliates                39,214,000             --               --
    Proceeds from sale of investment securities                   19,238,469       25,949,049        1,806,648
    Partnership capital distribution                               4,970,065        3,442,882        3,609,252
    Notes receivable collections, net                                   --               --           (503,000)
    Acquisitions, net of cash                                     (6,765,425)        (255,000)            --
                                                                -------------    -------------    -------------
              Net cash used in investing activities              (12,779,401)     (15,661,532)     (24,353,264)
                                                                -------------    -------------    -------------

Cash flows from financing activities:
    Repayment of long-term debt                                         --               --        (21,281,889)
    Proceeds from new debt                                              --               --         29,422,889
    Proceeds from short-term revolving credit facility             5,000,000             --               --
    Net proceeds from credit facility                             14,000,000             --               --
    Redemption of preferred stock                                    (12,500)         (12,500)         (12,500)
    Dividends paid                                                (4,924,944)      (4,893,497)      (4,449,027)
    Repurchases of common and preferred stock                        (34,100)         (46,776)        (385,863)
    Proceeds from common stock issuances                             545,612        1,159,189          312,731
                                                                -------------    -------------    -------------
              Net cash provided by (used in) financing activities 14,574,068       (3,793,584)       3,606,341
                                                                -------------    -------------    -------------

Net increase (decrease) in cash and cash equivalents               6,498,237       (1,362,790)       2,924,568

Cash and cash equivalents - beginning of year                      1,561,778        2,924,568             --
                                                                -------------    -------------    -------------
Cash and cash equivalents - end of year                         $  8,060,015        1,561,778        2,924,568
                                                                =============    =============    =============
Supplemental cash flow information:
    Cash paid for income taxes                                  $ 28,253,130     $ 13,545,442     $  4,827,202
    Cash paid for interest                                      $  1,981,391     $  1,100,899     $  1,093,473

See accompanying notes to consolidated financial statements.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (A)    PRINCIPLES OF CONSOLIDATION AND ORGANIZATION

              These consolidated financial statements include the accounts of CT Communications, Inc. (the Company), a holding company, and its wholly-owned subsidiaries, The Concord Telephone Company ("CTC"), CTC Long Distance Services, Inc. ("CTC LDS"), CT Cellular, Inc., Carolina Personal Communications, Inc. (dba "CTC Wireless, Inc."), CT Wireless Cable, Inc., CTC Exchange Services, Inc., CT Global Telecommunications, Inc. ("CTGT"), CT Communications Northeast Trust, CT Communications Northeast, Inc., CT Communications Northeast Wireless Trust and CTC Internet Services, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

              CT Communications, Inc. and subsidiaries operate entirely in the communications industry. Concord Telephone, the Company's principal subsidiary, provides local telephone service as well as telephone and equipment rental to customers who are primarily residents of Cabarrus, Stanly and Rowan counties in North Carolina. The Company also provides long distance service via CTC LDS. CT Cellular owns and accounts for investments in a limited partnership which provides cellular mobile telephone services to various counties in North and South Carolina. CTC Wireless accounts for the retail operations and services provided in relation to personal communications services, a new wireless telecommunications system which includes voice, data interface and paging. CT wireless Cable accounts for an investment in Wireless One of North Carolina, LLC, which participates in the wireless cable television market in North Carolina. CTC Exchange Services provides competitive local telephone service in North Carolina. CTGT was formed to build telecommunications networks outside of the United States. CT Communications Northeast Trust and CT Communications Northeast, Inc. hold the Company's investment securities and investments in affiliates. CTC Internet Services, Inc. provides internet services to customers in North Carolina.


       (B)    RECLASSIFICATIONS

              In certain instances, amounts previously reported in the 1999 and 1998 consolidated financial statements have been reclassified to conform with the 2000 consolidated financial statement presentation. Such reclassifications have no effect on net income or retained earnings as previously reported.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


       (C)    PROPERTY AND EQUIPMENT

              Telephone plant in service is stated at original cost and includes certain indirect costs consisting of payroll taxes, pension and other fringe benefits.

              Maintenance, repairs, and minor renewals are primarily charged to maintenance expense accounts. Additions, renewals, and betterments are charged to telephone plant accounts. Within Concord Telephone Company, the original cost of depreciable property retired is removed from telephone plant accounts and charged to accumulated depreciation, which is credited with the salvage less removal cost. Under this method, no gain or loss is calculated on ordinary retirements of depreciable property. For all other companies, the original cost and accumulated depreciation are removed from the accounts and any gain or loss included in the results of operations.

              Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets.

       (D)    INVESTMENT SECURITIES

              Investment securities at December 31, 2000 and 1999 consist of state, county and municipal debt securities, and corporate equity securities. The Company classifies its debt and equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

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

                        December 31, 2000, 1999 and 1998


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

              At December 31, 2000 and 1999, all securities are classified as available-for-sale securities.

       (E)    INVESTMENTS IN AFFILIATED COMPANIES

              The Company has interests in several partnerships and corporations that operate in the communications industry. Investments in affiliates over which the Company has the ability to exercise significant influence are accounted for by the equity method.

       (F)    MATERIALS AND SUPPLIES

              Materials and supplies are carried principally at the lower of average cost or market.

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

              Investment tax credits related to telephone plant have been deferred and amortized as a reduction of federal income tax expense over the estimated useful lives of the assets giving rise to the credits. Unamortized deferred investment tax credits are treated as temporary differences.

       (H)    REVENUE RECOGNITION

              Revenues are recognized when services are provided regardless of the period in which they are billed.

              Installation fees and the related costs are capitalized and amortized over the estimated life of the customer.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


       (I)    INTANGIBLES

              Intangibles consist primarily of goodwill representing the excess of the purchase price of acquisitions over the fair value of the net assets acquired. Goodwill is amortized using the straight line method over 10 to 15 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. Amortization expense for the years ended December 31, 2000, 1999 and 1998 amounted to $809,823, $679,340 and $432,359, respectively. Accumulated amortization at December 31, 2000 and 1999 was $1,901,491 and $1,091,668, respectively.

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

       (L)    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE
              DISPOSED OF

              The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


       (M)    STOCK OPTION PLANS

              The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25" issued in March 2000 to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS 123.

       (O)    RECENT ACCOUNTING PRONOUNCEMENTS

              During 2000, the Company adopted the Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements" which sets forth guidelines for accounting and disclosures related to revenue recognition. Adoption of SAB No. 101 had no material impact on the Company's financial statements.

(2)    NOTES RECEIVABLE

       At December 31, 1999, the Company had notes receivable of $1,513,500 due from US Telecom Holdings, Inc. ("USTH") with interest at 9.75%. The notes and interest were collected in 2000.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


(3)    INVESTMENT SECURITIES

       The amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value for the Company's investments by major security type and class of security at December 31, 2000 and 1999, were as follows:

                                                     Gross             Gross
                                                  Unrealized        Unrealized
                                Amortized           Holding           Holding              Fair
                                  Cost               Gains            Losses              Value
                              -------------     --------------    ----------------    ---------------

 At December 31, 2000
 Available-for-sale:
 Equity securities        $     7,843,313       16,827,470           (770,689)          23,900,094
                              ==============    ==============    ================    ===============

 At December 31, 1999
 Available-for-sale:
 Equity securities        $     7,019,143       75,152,748           (221,846)          81,950,045
                              ==============    ==============    ================    ===============

       In 2000, 1999, and 1998 proceeds from the sale of investment securities available for sale were $19,238,469, $25,949,049, and $1,806,648 and included in income were gross realized gains of $12,164,249, $16,189,174, and $1,274,437 and gross realized losses of $800,045, $382,428, and $160,981, respectively.

(4)    INVESTMENTS IN AFFILIATED COMPANIES

       Investments in affiliated companies consist of the following:

                                                  2000
                                                OWNERSHIP
                                               PERCENTAGE               2000                   1999
                                            ------------------   -------------------    -------------------

   Equity Method:
      Palmetto Mobile Net, L.P.                     19.84%            12,472,551             11,678,889
      Wireless One of North
        Carolina, LLC                               49.64%             8,874,129              8,613,074
      BellSouth Carolinas PCS, LP                   --                   --                     --
      Other                                        Various               110,140                 41,016

   Cost Method:
      ITC Holding Company                            3.80%             2,215,534              2,724,129
      Maxcom Telecomunicaciones,
        S.A. de C.V.                                16.20%            14,638,477              8,610,277
      Other                                        Various               --                      16,250
                                                                 -------------------    -------------------
                                                              $       38,310,831             31,683,635
                                                                 ===================    ===================

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


       Palmetto MobileNet, L.P. is a partnership that holds interests in 10 cellular rural service areas (RSA's) in North and South Carolina. The Company's investment in Palmetto MobileNet is accounted for within its CT Cellular, Inc. subsidiary. Alltel Mobile is the managing partner of the 10 RSA's.

       The purpose of Wireless One of North Carolina, LLC is to develop and deploy broadband wireless services in North Carolina.

       BellSouth Carolinas PCS, L.P. is in the business of providing digital personal communications services that competes with cellular phone service. During 2000, the Company sold its interest in this partnership and recognized a gain of $39,214,000 before income taxes. Also during 2000, the Company elected to exercise its right to partition its predefined area of BellSouth Carolinas PCS, L.P. This partitioning is planned during 2001 with an estimated cost of $20-$25 million.

       ITC Holding Company has participated in the formation of several telecommunications companies. During 2000, ITC Holding reorganized and as a result we received 1,600,000 shares of Knology, Inc. Under the reorganization agreement we have agreed not to sell or transfer the shares for two years. During 1997 ITC Holding restructured and as a result the Company received shares in ITC-DeltaCom. The investment in ITC-DeltaCom is included in available-for-sale equity securities in note 3.

       Maxcom Telecomunicaciones, S.A. de C.V. ("Maxcom", formerly known as Amaritel, S.A. de C.V.) is creating a competitive telecommunications company offering local, long distance, and network telecommunications services in Mexico. The Company's investment in Maxcom is through its subsidiary, CTGT. During 2000, the Company contributed an additional $6,028,200 in connection with a Capital Contribution Agreement between Maxcom and its shareholders.

       Included in the Company's share of earnings from affiliates accounted for under the equity method for 2000 were total losses of $340,319 and total income of $5,763,727. 100% of the income was attributable to Palmetto MobileNet, L.P.

       Summarized unaudited financial position information for Palmetto MobileNet, L.P. as of December 31, 2000 is as follows: current assets - $13,150,741; property and other non-current assets - $104,965,258; current liabilities - $6,019,962; partners' capital - $112,096,036. Summarized unaudited combined results of operations for this entity for the year ended December 31, 2000, is as follows: revenues - $90,966,823; operating income - $33,038,715 and net income - $29,051,042.

       Summarized unaudited financial position information for Palmetto Mobile Net, L.P. as of December 31, 1999 is as follows: current assets - $20,217,143; property and other non-current assets - $95,822,892; current liabilities - $7,160,000; partners' capital - $108,880,035. Summarized unaudited combined results of operations for this entity for the year ended December 31, 1999, is as follows: revenues - $81,325,406; operating income - $31,695,237 and net income - $28,438,113.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


(5)    ACQUISITIONS

       On December 13, 2000, the Company acquired WebServe, Inc. (WebServe) a regional web services company based in Charlotte, North Carolina for $5,971,000. This transaction was structured as a stock purchase and WebServe will operate as part of the Company's subsidiary, CTC Internet Services, Inc. Pursuant to the purchase, the Company has acquired all of the outstanding shares of WebServe. This transaction was accounted for under the purchase method of accounting and the total purchase has been allocated to assets and liabilities assumed as follows:


           Accounts receivable                $          258,000
           Prepaid expenses                               13,000
           Property, plant and equipment                  37,000
           Goodwill                                    5,969,000
           Other intangibles                              17,000
           Accounts payable                             (319,000)
           Other liabilities                              (4,000)
                                                  ----------------

           Total purchase price               $         5,971,000
                                                  ================

       The purchase agreement includes contingent purchase payments of up to $5,000,000, based on 2001 performance levels. Goodwill from the acquisition is being amortized over 10 years.

       In February 2000, the Company acquired Internet of Concord, an internet provider based in Concord, NC for $795,000. Goodwill from the acquisition is being amortized over 10 years. The total purchase price has been allocated to assets acquired as follows:

       Accounts receivable                        $         33,000
       Property, plant and equipment                       223,000
       Goodwill                                            631,000
       Accounts payable                                    (92,000)
                                                     ----------------
                                                  $        795,000
                                                     ================

       On September 30, 1999, the Company acquired Catawba Valley Internet Services, an internet provider based in Cherryville, NC for $255,000. The total purchase price has been allocated to assets acquired as follows:

       Property, plant and equipment                $         25,000
       Goodwill                                              230,000
                                                       ----------------
                                                    $        255,000
                                                       ================

       Results of operations for the acquired entities have been included from the date of acquisition. Pro forma results for these entities are not material to the consolidated financial statements.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


(6)    FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following methods and assumptions were used to estimate the fair value of the company's financial instruments:

             Cash and cash equivalents, accounts receivable, notes receivable, other assets, accounts payable and accrued expenses - the carrying amount approximates fair value because of the short maturity of these instruments.

             Investment Securities - debt and equity securities are carried at quoted market value.

             Debt Instruments - the fair value of the Company's long-term debt is estimated by discounting the scheduled payment streams to present value based on current rates for similar instruments of comparable maturities.

       Based on the methods and assumptions noted above, the estimated fair values of the Company's financial instruments approximate carrying amounts at December 31, 2000 and 1999 due to the variability in interest rates of the underlying instruments not subject to an interest rate swap agreement.

(7)    DEBT INSTRUMENTS

       Long-term debt at December 31 consists of the following:

                                                                          2000                 1999
                                                                    ------------------   ------------------

    Line of credit with interest at LIBOR plus .5% (7.31% at
       December 31, 2000) due December 31, 2003                  $       34,000,000           20,000,000
                                                                       ============         ============

       The Company has an available line of credit totaling $60,000,000, of which $34,000,000 was outstanding at December 31, 2000. The Company is in compliance with all debt covenants or has obtained a waiver as of December 31, 2000.

       The Company has an interest rate swap agreement with a financial institution to hedge $10,000,000 of the outstanding credit line. Under the agreement, the Company pays interest on the $10,000,000 at a fixed rate of 5.9% plus an applicable spread (.5% at December 31, 2000), in return for receiving interest at LIBOR plus .5%.

       In addition, the Company has two $5.0 million revolving credit facilities with Rural Telephone Finance Corporation (RTFC) and First Charter National Bank. As of December 31, 2000, we had $5 million outstanding under the First Charter facility and no amounts outstanding under the RTFC facility. The First Charter facility bears interest at LIBOR plus 1.25% (7.87% at December 31, 2000).

       Interest expense recognized in 2000, 1999, and 1998 was $2,157,360, $1,404,359, and $1,228,381. During 2000, interest capitalized into construction in progress was $85,044.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


(8)    REDEEMABLE PREFERRED STOCK

       The 4.8% redeemable preferred stock is callable at a redemption price of $100 a share plus accumulated dividends. Sinking fund requirements in the next five years are $12,500 annually.

       There have been no changes in the 4.8% series preferred stock in the three years ended December 31, 2000, other than the annual sinking fund requirement of $12,500.

(9)    COMMON STOCK AND PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION

       There are 100,000,000 shares of voting common stock, no par value, authorized.

       On April 5, 2000 the Company effected a two-for-one stock dividend to stockholders of record at March 15, 2000. All share amounts have been retroactively restated for all years presented.

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

       The Company has a stockholders' rights plan that entitles each stockholder the right to purchase additional shares of common stock at a specified price upon the occurrence of certain events related to a potential change in control.

       Cash dividends per share of common stock are as follows: $.26 in 2000, $.26 in 1999; and $.24 in 1998.

       Preferred stock is comprised of cumulative $100 par value 5% and 4.5% series stock. There are 17,000 shares of the 5% series stock authorized. There are 2,000 shares of the 4.5% series stock authorized.

(10)   STOCK COMPENSATION PLANS

       At December 31, 2000, the Company has five stock-based compensation plans, which are described below. The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


                                                                    2000                  1999
                                                                --------------        --------------

    Net income                             As Reported        $   40,753,930            23,042,059
                                           Pro forma          $   39,940,808            22,808,536

    Basic earnings per common
        share                              As Reported        $         2.16                  1.23
                                           Pro forma          $         2.12                  1.22

    Diluted earnings per common
        share                              As Reported        $         2.15                  1.22
                                           Pro Forma          $         2.11                  1.21

       The Company has an Executive Stock Option Plan (the Plan) to allow key employees to increase their holdings of the Company's common stock. 90,000 shares of common stock were reserved for issuance under the Plan. At December 31, 2000, all shares reserved for issuance have been granted. Options are granted at prices determined by the Board of Directors, generally the most recent sales price at the date of grant, and must be exercised within five years of the date of grant. Options are exercisable immediately when granted. Activity under the Plan for each of the years in the three-year period ended December 31, 2000, is as follows:

                                                                  WEIGHTED
                                                                   AVERAGE
                                              NUMBER              EXERCISE
                                            OF OPTIONS              PRICE
                                         ------------------    ----------------
Options outstanding and exercisable at
   December 31, 1997                              41,792   $                7
       Options granted                                --                   --
       Options exercised                         (16,936)                   6
                                         ------------------    ----------------

Options outstanding and exercisable at
   December 31, 1998                              24,856                    7
       Options granted                                --                   --
       Options exercised                         (17,656)                   7
                                         ------------------    ----------------

Options outstanding and exercisable at
   December 31, 1999,                              7,200                    7
       Options granted                                --                   --
       Options exercised                           7,200                    7
                                         ------------------    ----------------

Options outstanding and exercisable at
   December 31, 2000                                  --   $               --
                                         ==================    ================

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


       The Company has a comprehensive Stock option plan (the Plan) to allow key employees to increase their holdings of the Company's common stock. Under the Plan, 180,000 shares of common stock have been reserved for issuance. At December 31, 2000, the number of common stock reserved for issuance but ungranted was 480 shares. Options are granted at prices determined by the Board of Directors, generally the most recent sales price at the date of grant, and must be exercised within ten years of the date of grant. Options become exercisable over periods from six months to four years after the grant date.

       Activity under the Plan for each of the years in the three-year period ended December 31, 2000 is as follows:

                                                                WEIGHTED
                                             NUMBER         AVERAGE EXERCISE
                                           OF OPTIONS            PRICE
                                         ----------------   -----------------

Options outstanding and exercisable at
   December 31, 1997                           172,312   $               9
   Options granted                                  --                   9
   Options exercised                            (5,312)                  9
   Options forfeited                           (10,616)                  9
                                         ----------------   -----------------

Options outstanding and exercisable at
   December 31, 1998                           156,384                   9
   Options granted                                  --                 --
   Options exercised                           (30,128)                  9
   Options forfeited                            (7,984)                  9
                                         ----------------   -----------------

Options outstanding and exercisable at
   December 31, 1999                           118,272   $               9
                                         ----------------   -----------------
   Options granted                                  --                 --
   Options exercised                           (27,632)                  9
   Options forfeited                            (1,768)                  9
                                         ----------------   -----------------

Options outstanding and exercisable at
   December 31, 2000                            88,872   $               9
                                         ================   =================

       As of December 31, 2000 and 1999, the 88,872 and 118,272 options outstanding have exercise prices between $8 and $9 and a weighted-average remaining contractual life of 5.0 and 6.5 years, respectively.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


       The Company has a Restricted Stock Award Program (the Program) to provide deferred compensation and additional equity participation to certain executive management and key employees. The aggregate amount of common stock that may be awarded to participants under the Program is 180,000 shares. The Company records deferred compensation in the amount of the fair market value of the stock granted and amortizes this amount on a straight line basis over the restricted period, generally 1 to 10 years. In 2000, 1999 and 1998, respectively, the Company granted 41,039, 48,436 and 16,168 shares to participants with a weighted-average fair value of $25, $20 and $17. Deferred compensation at December 31, 2000 and 1999, respectively was $836,005 and $1,074,726, which is disclosed net of accumulated amortization of $1,247,670 and $607,247, in the consolidated statements of stockholders' equity.

       In 1996, a Director Compensation Plan (the Plan) was approved to provide each member of the Board of Directors the right to receive the Director's compensation in shares of common stock or cash, at the Director's discretion. An aggregate of 90,000 shares have been reserved for issuance under the Plan. All compensation for a Director who elects to receive shares of stock in lieu of cash will be converted to shares of stock based upon the fair market value of the common stock on the grant date. The initial grant date is the first day that is six months and one day following the Directors election. All subsequent compensation shall be converted to shares of common stock based upon the fair market value of the common stock on the date such compensation is paid or made available to the Director. During 2000, 1999 and 1998, the Company granted 6,810, 9,056 and 5,216 shares, respectively, with an average fair market value of $27, $19 and $17, respectively.

       During 1997, the CT Communications, Inc. Omnibus Stock Compensation Plan (the Plan) was approved. Under the Plan, 800,000 shares of common stock have been reserved for issuance. The Plan provides for awards of stock, stock options and stock appreciation rights. At December 31, 2000, the number of shares of common stock reserved for issuance but ungranted was 428,997 shares. Options are granted at prices determined by the Board of Directors, generally the most recent sales price at the date of grant, and must be exercised within ten years of the date of grant.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


       Activity under the Plan for the year ended December 31, 2000 is as follows:

                                                                WEIGHTED
                                                            AVERAGE EXERCISE
                                             NUMBER              PRICE
                                           OF OPTIONS
                                         ----------------   -----------------

Options outstanding and exercisable at
   December 31, 1997                                --   $             --
   Options granted                              64,464                 17
   Options exercised                                --                 --
   Options forfeited                                --                 --
                                         ----------------   -----------------

Options outstanding and exercisable at
   December 31, 1998                            64,464                 17
   Options granted                             108,646                 20
   Options exercised                            (2,672)                 9
   Options forfeited                            (9,504)                18
                                         ----------------   -----------------

Options outstanding and exercisable at
   December 31, 1999                           160,934                 19
   Options granted                             220,703                 29
   Options exercised                           (11,066)                18
   Options forfeited                           (13,306)                27
                                         ----------------   -----------------

Options outstanding and exercisable at
   December 31, 2000                           357,265   $             24
                                         ================   =================



       As of December 31, 2000 and 1999, the 357,265 and 160,934 options outstanding have exercise prices of between $9 and $31 and a weighted-average remaining contractual life of 8.6 and 9.2 years, respectively.

       The per share fair value of stock options granted in 2000, 1999, and 1998 was $12, $16, and $13 at the date of grant. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:
       1999 and 1998 - dividend yield of 1.5%; expected volatility of 20%; risk-free interest rate of 6%, and expected lives of 10 years; 2000 - dividend yield of 2.0%; expected volatility of 40%; risk-free interest rate of 7%, and expected lives of 6 years.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


(11)   EMPLOYEE STOCK PURCHASE PLAN

       The Company approved the Employee Stock Purchase Plan in 1997 (the Plan) which authorized 96,000 shares of common stock to be offered to all employees eligible to buy shares. Purchase price of shares is 100% of fair market value with the option to finance up to 100% of purchase by payroll deduction over a period of up to 24 months at 6% interest. Under the Plan, 2,294 and 39,002 shares were issued at a purchase price of $25 and $22 per share in 2000 and 1999, respectively.

(12)   EMPLOYEE BENEFIT PLANS

       (A)    PENSION PLAN AND SAVINGS PLAN

              The Company has a trusteed, defined benefit, noncontributory pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's highest five consecutive plan years of compensation. Contributions to the plan are based upon the Entry Age Normal Method with Frozen Initial Liability and comply with the funding requirements of the Employee Retirement Income Security Act. Since the plan is adequately funded, there have been no contributions made in 2000 or 1999. Plan assets are invested primarily in common stocks, long-term bonds and U.S. treasury notes.

              The following table sets forth the funded status of the Company's pension plan and amounts recognized in the Company's financial statements at December 31, 2000 and 1999.

                                                            DECEMBER 31,           DECEMBER 31,
  CHANGE IN BENEFIT OBLIGATION                                  2000                   1999
                                                          ------------------     ------------------
      Benefit obligation at end of prior plan year    $        (30,445,246) $         (30,046,553)
      Service cost                                              (1,154,426)              (983,130)
      Interest cost                                             (2,298,923)            (2,130,187)
      Actuarial gain/(loss)                                     (1,040,006)             1,194,249
      Actual distributions                                       1,672,629              1,520,375
                                                          ------------------     ------------------
      BENEFIT OBLIGATION AT END OF YEAR               $        (33,265,972) $         (30,445,246)
                                                          ==================     ==================

  CHANGE IN PLAN ASSETS
      Plan assets at fair value at beginning of year  $         41,784,077  $          42,428,520
      Actual return on plan assets                               2,378,668                875,932
      Actual distributions                                      (1,672,629)            (1,520,375)
                                                          ------------------     ------------------
      PLAN ASSETS AT FAIR VALUE AT END OF YEAR        $         42,490,116  $          41,784,077
                                                          ==================     ==================

  (ACCRUED)/PREPAID PENSION COST
      Funded status                                   $          9,224,144  $          11,338,831
      Unrecognized net actuarial gain                           (9,645,469)           (11,739,787)
      Unrecognized prior service cost                              (27,993)               (31,492)
      Unrecognized transition asset                               (132,125)              (198,191)
                                                          ------------------     ------------------
      NET AMOUNT RECOGNIZED                           $           (581,443) $            (630,639)
                                                          ==================     ==================

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


              The Company also has an unqualified Supplemental Executive Retirement Plan. Accrued costs related to this plan were $419,490 and $390,000 at December 31, 2000 and 1999, respectively.

              Net pension cost for 2000, 1999, and 1998 included the following:

                                                        2000                1999                 1998
                                                   ---------------   -------------------   ------------------

         Service cost, benefits earned during
          the period                           $       1,154,426           983,130               776,031
         Interest cost on projected benefit
          obligation                                   2,298,923         2,130,187             1,961,462
         Expected return on plan assets               (3,073,583)       (3,116,292)           (3,539,124)
         Net amortization and deferral                  (428,967)         (497,819)              (37,895)
                                                   ---------------   -------------------   ------------------

         Net periodic pension credit           $         (49,201)         (500,794)             (839,526)
                                                   ===============   ===================   ==================

              The weighted average discount rate of 7.5% in 2000, 1999 and 1998 and the rate of increase in future compensation levels of 5% in 2000, 1999 and 1998 were used in determining the actuarial present value of the projected benefit obligations at the end of the year. The assumed long-term rate of return on pension plan assets was 7.5% in 2000, 1999 and 1998.

       (B)    EMPLOYEE SAVINGS PLAN

              The Company has a 401(k) salary savings plan which provides that employees may contribute a portion of their salary to the plan on a tax deferred basis. The Company's match of a portion of the employee's contribution totaled $516,452, $336,208 and $256,960 in 2000, 1999, and 1998, respectively.

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

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


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

              The following table presents the plan's accumulated postretirement benefit obligation reconciled with amounts recognized in the Company's balance sheets at December 31, 2000 and 1999:

                                                                       DECEMBER 31,           DECEMBER 31,
  CHANGE IN BENEFIT OBLIGATION                                             2000                   1999
                                                                     ------------------     ------------------
      Benefit obligation at end of prior plan year                        (8,772,120)             (9,288,899)
      Service cost                                                          (154,217)               (180,650)
      Interest cost                                                         (671,537)               (617,603)
      Amendments                                                                  --                 455,422
      Actuarial gain/(loss)                                                 (309,097)                843,840
      Other                                                                  134,342                  15,770
                                                                     ------------------     ------------------
      BENEFIT OBLIGATION AT END OF YEAR                          $        (9,772,629)             (8,772,120)
                                                                     ==================     ==================

  (ACCRUED)/PREPAID POSTRETIREMENT COST
      Funded status                                                        (9,772,629)            (8,772,120)
      Unrecognized net actuarial gain                                      (1,887,326)            (2,935,543)
      Unrecognized prior service cost                                      (2,011,385)            (2,514,231)
      Unrecognized transition obligation                                    3,058,986              3,670,783
                                                                     ------------------     ------------------
      NET AMOUNT RECOGNIZED                                      $        (10,612,354)           (10,551,111)
                                                                     ==================     ==================

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


       Net periodic postretirement benefit cost for 2000, 1999 and 1998 includes the following components:

                                                        2000                   1999                   1998
                                                 -------------------    -------------------    -------------------
            Service cost                     $           154,217                180,650                180,087
            Interest cost                                671,537                617,603                608,299
            Amortization of transition
              obligation over 15 years                   611,797                611,798                611,798
            Amortization of gain                        (126,924)              (112,358)              (101,181)
            Amortization of prior service
              cost                                      (502,846)              (502,847)              (502,847)
                                                 -------------------    -------------------    -------------------

            Net periodic postretirement
              benefit cost                   $           807,781                794,846                796,156
                                                 ===================    ===================    ===================

       For measurement purposes, a 9.0% percent annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) was assumed for 2000 and the rate was assumed to decrease annually to 5.5% by the year 2003 and to remain level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 2000, to approximately $10,514,553 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 2000 to approximately $969,576. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement benefit obligation as of December 31, 2000, to approximately $8,024,261 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 2000 to approximately $710,621.

       The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% in 2000, 1999, and 1998.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


(13)   INCOME TAXES

       Total income taxes for the years ended December 31, 2000, 1999, and 1998 were allocated as follows:

                                                        2000                 1999                  1998
                                                  ------------------  --------------------   ------------------
   Income from continuing operations           $       27,228,578          15,697,657              8,926,469
                                                  ==================  ====================   ==================

   Stockholders' equity, for unrealized
      holding gain on debt and equity
      securities recognized for financial
      reporting purposes
                                               $      (21,112,259)         19,459,133              3,605,700
                                                  ==================  ====================   ==================

         Income tax expense (benefit) attributable to income from continuing operations for the years ended December 31, 2000, 1999, and 1998, consists of:

                                                   2000                   1999                   1998
                                            --------------------   -------------------    -------------------

   Current:
   Federal                               $       21,696,356             11,360,031              3,896,673
   State                                          4,943,018              2,860,578              1,104,868
   Foreign                                          475,206                328,290                     --
                                            --------------------   -------------------    -------------------
                                                 27,114,580             14,548,899              5,001,541
                                            --------------------   -------------------    -------------------

   Deferred:
   Federal, net of investment tax
     credit amortization                            732,676              1,653,076              3,284,653
   State                                           (143,472)              (504,318)               640,275
   Foreign                                         (475,206)                    --                     --
                                            --------------------   -------------------    -------------------
                                                    113,998              1,148,758              3,924,928
                                            --------------------   -------------------    -------------------

         Total                           $       27,228,578             15,697,657              8,926,469
                                            ====================   ===================    ===================

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


       Income tax expense attributable to income from continuing operations differs from the amounts computed by applying the U.S. federal income tax rate of 35 percent to pretax income from continuing operations as a result of the following:

                                                     2000                 1999                   1998
                                               -----------------   -------------------    -------------------
   Amount computed at statutory rate      $         23,802,809          13,568,077              7,808,108
   State income taxes, net of federal
     income tax benefit                              2,233,351             880,998                974,343
   Increase in valuation allowance                     859,553             650,571                160,000
   Nontaxable interest income                          (17,071)             (2,823)                (2,166)
   Amortization of federal investment
     tax credit                                       (114,885)           (114,885)              (114,885)
   Goodwill                                            501,074             454,636                     --
   Other, net                                          (36,252)            261,083                101,069
                                               -----------------   -------------------    -------------------

   Income tax expense                     $         27,228,578          15,697,657              8,926,469
                                               =================   ===================    ===================

       The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities as of December 31, 2000 and 1999 were as follows:

                                                                        2000                 1999
                                                                  ------------------   -----------------
    Deferred tax assets:
       Accrued postretirement and pension benefits                      4,505,018            4,633,699
       Accrued incentive                                                  421,028              461,652
       Intangibles                                                         59,067               59,382
       State net operating loss carryforwards                           2,060,124            1,200,571
       Other accrued expenses and allowances                              134,875              123,562
       Deferred revenue                                                   262,323              415,130
       Foreign tax credit                                                 475,206                   --
       Other/investments                                                  767,244                1,959
                                                                  ------------------   -----------------
       Total gross deferred tax assets                                  8,684,885            6,895,955
                                                                  ------------------   -----------------

       Less valuation allowance                                        (2,060,124)          (1,200,571)
                                                                  ------------------   -----------------

       Net deferred tax assets                                          6,624,761            5,695,384
                                                                  ------------------   -----------------
    Deferred tax liabilities:
       Property and equipment, primarily related to
          depreciation differences                                     14,337,471           12,811,864
       Unrealized gain on securities                                    5,757,962           26,870,221
       Other                                                                   --              366,105
                                                                  ------------------   -----------------
       Total gross deferred tax liabilities                            20,095,433           40,048,190
                                                                  ------------------   -----------------

       Net deferred tax liability                              $       13,470,672           34,352,806
                                                                  ==================   =================

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


       The valuation allowance for deferred tax assets as of January 1, 2000 and 1999 was $2,060,124 and $1,200,571, respectively. The net change in the total valuation allowance for the years ended December 31, 2000 and 1999 was an increase of $859,553 and $646,571, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more like than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2000. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the period are reduced.


       At December 31, 2000, the Company has net operating loss carryforwards for state income tax purposes of approximately $31,965,000 which will expire in the years 2001-2015.

(14)   SEGMENT INFORMATION

       Effective December 31, 1998, the Company adopted FAS 131, "Disclosures about Segments of an Enterprise and Related Information." The Company has five reportable segments, the incumbent local exchange carrier (ILEC), the competitive local exchange carrier (CLEC), the long distance company
       (LD), the internet and data services company (ISP), and the wireless company (DCS). Accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating profit before other income (expenses) and income taxes. Intersegment sales are accounted for as if the transactions were to third parties.

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


December 31, 2000                                INTER-       DEPRECIATION      SEGMENT
                                 EXTERNAL       SEGMENT            &           OPERATING        SEGMENT           CAPITAL
                                 REVENUES       REVENUES      AMORTIZATION    PROFIT (LOSS)      ASSETS         EXPENDITURES
                                 --------       --------      ------------    -------------     -------         ------------
ILEC                   $        82,352,804     5,399,829        14,994,870      25,149,019     148,503,440        35,635,113
CLEC                             4,447,138             -         1,150,320     (10,750,245)     18,429,275        14,830,214
LD                              13,832,201             -         1,123,599       4,812,255       5,364,772         1,504,087
ISP                              6,899,436             -         1,365,215      (1,690,928)      8,211,079         1,386,013
DCS                              7,673,754        60,370            55,615      (1,822,464)      1,059,111            15,442
Other                              450,000             -            21,081        (191,353)     77,954,604           718,652
                          ---------------------------------------------------------------------------------------------------
Total                  $       115,655,333     5,460,199        18,710,700      15,506,284     259,522,281        54,089,521
                          ===================================================================================================

December 31, 1999                                INTER-       DEPRECIATION      SEGMENT
                                 EXTERNAL       SEGMENT            &           OPERATING        SEGMENT           CAPITAL
                                 REVENUES       REVENUES      AMORTIZATION    PROFIT (LOSS)      ASSETS         EXPENDITURES
                                 --------       --------      ------------    -------------     -------         ------------
ILEC                   $        76,653,009     3,930,503        12,850,014      21,871,878     120,460,989        22,338,130
CLEC                             2,613,320             -           240,887      (2,497,748)      4,781,745         3,271,801
LD                              14,291,053             -           835,554       4,836,605       4,883,247           434,400
ISP                              5,716,709             -           926,913        (530,236)      7,651,954         1,144,353
DCS                              5,192,503        46,139            63,022      (1,736,895)        825,416            82,166
Other                            1,125,000             -           207,873         424,799     119,091,859           313,152
                          ---------------------------------------------------------------------------------------------------
Total                  $       105,591,594     3,976,642        15,124,263      22,368,403     257,695,210        27,584,002
                          ===================================================================================================

December 31, 1998                                INTER-       DEPRECIATION      SEGMENT
                                 EXTERNAL       SEGMENT            &           OPERATING        SEGMENT           CAPITAL
                                 REVENUES       REVENUES      AMORTIZATION    PROFIT (LOSS)      ASSETS         EXPENDITURES
                                 --------       --------      ------------    -------------     -------         ------------
ILEC                   $        70,646,748     5,017,641        11,530,611      20,657,610     112,606,447        21,248,732
CLEC                               492,522             -            55,082      (1,625,567)        907,993           693,211
LD                              13,391,033             -           588,888       3,700,801       4,199,439         1,977,488
ISP                              3,369,305             -           553,765         (92,089)      7,329,775           852,368
DCS                              3,150,786             -            55,196      (1,100,312)        645,805            11,910
Other                              675,000             -            57,019         (87,463)     57,944,899             5,587
                          ---------------------------------------------------------------------------------------------------
Total                  $        91,725,394     5,017,641        12,840,561      21,452,980     183,634,358        24,789,296
                          ===================================================================================================

       Reconciliation to net income before tax:

                                             DECEMBER 31,         DECEMBER 31,        DECEMBER 31,
                                                 2000                 1999                1998
                                                 ----                 ----                ----
Segment operating profit            $            15,506,284          22,368,403         21,452,980
Total other income                               52,501,742          16,397,523            855,899
                                      -------------------------------------------------------------
Income before income taxes          $            68,008,026          38,765,926         22,308,879
                                      =============================================================

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


(15)   RECONCILIATION OF BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING

    2000:
       Basic weighted average shares outstanding               18,833,807
       Effect of dilutive securities:
           Stock options                                           97,173
                                                          --------------------

        Diluted weighted average shares outstanding            18,930,980
                                                          ====================

    1999:
       Basic weighted average shares outstanding               18,705,886
       Effect of dilutive securities:
           Stock options                                          145,964
                                                          --------------------

        Diluted weighted average shares outstanding            18,851,850
                                                          ====================

    1998:
       Basic weighted average shares outstanding               18,454,032
       Effect of dilutive securities:
           Stock options                                           98,976
                                                          --------------------

        Diluted weighted average shares outstanding            18,553,008
                                                          ====================

(16)   SUMMARY OF INCOME STATEMENT INFORMATION (UNAUDITED)

       A summary of quarterly income statement information for the years ended December 31, 2000 and 1999, follows:

                                                               2000 QUARTERS ENDED
                                      -----------------------------------------------------------------------
                                        MARCH 31             JUNE 30          SEPT. 30            DEC. 31
                                      -------------      --------------     --------------      -------------
   Operating revenues            $       27,942,307        28,867,848          28,640,072         30,205,106
   Income before other income
     (expenses) and income
     taxes                                5,040,578         4,463,723           3,246,939          2,755,044
   Net income                             5,301,007         4,868,664          27,333,773          3,276,004
   Basic earnings per common
     share                       $            .28                .26                1.45                .17
                                      =============      ==============     ==============      =============
   Diluted earnings per common
     share                       $            .28                .26                1.44                .17
                                      =============      ==============     ==============      =============

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


                                                               1999 QUARTERS ENDED
                                      -----------------------------------------------------------------------
                                        MARCH 31             JUNE 30          SEPT. 30            DEC. 31
                                      -------------      --------------     --------------      -------------
   Operating revenues            $       25,332,224        26,101,594          26,594,439         27,563,337
   Income before other income
     (expenses) and income
     taxes                                5,239,392         5,643,778           5,851,158          5,634,075
   Net income                             3,870,048         9,142,801           5,014,811          5,040,609
   Basic earnings per common
     share                       $            .21                .49                 .27                .27
                                      =============      ==============     ==============      =============
   Diluted earnings per common
     share                       $            .21                .49                 .27                .27
                                      =============      ==============     ==============      =============

                                                                     Schedule II

                    CT COMMUNICATIONS, INC. AND SUBSIDIARIES

                        Valuation and Qualifying Accounts

                  Years Ended December 31, 2000, 1999, and 1998


                 COLUMN A                          COLUMN B            COLUMN C           COLUMN D           COLUMN E
-------------------------------------------      ------------       -------------      ---------------    ----------------
                                                                                         DEDUCTIONS
                                                   BALANCE,           ADDITIONS             FROM             BALANCE,
                                                  BEGINNING            CHARGED            RESERVES          END OF YEAR
               DESCRIPTION                         OF YEAR            TO INCOME          (SEE NOTE)        (SEE NOTE B)
-------------------------------------------      ------------       -------------      ---------------    ----------------

Valuation and qualifying accounts
  deducted from assets to which
  they apply:

Allowance for uncollectible accounts:

Year ended December 31, 2000                $       107,500            690,834            638,602            239,732
                                                 =============      =============      ===============    ================

Year ended December 31, 1999                $       107,500            603,458            603,458            107,500
                                                 =============      =============      ===============    ================

Year ended December 31, 1998                $       100,000            433,747            426,247            107,500
                                                 =============      =============      ===============    ================


       Note: Represents balances written-off as uncollectible less collections on balances previously written off of $188,399, $170,132 and $202,512 for 2000, 1999, and 1998, respectively. Balance at December 31, 2000 includes $80,000 assumed in the acquisition of WebServe accounted for as a purchase in 2000.